UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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BUNGE LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual General Meeting
of Shareholders and
2018 Proxy Statement
April 12, 2018

Bunge Limited 50 Main Street White Plains, New York, 10606 U.S.A

April 12, 2018

Dear Shareholder:
You are cordially invited to attend our Annual General Meeting of Shareholders, which will be held on Thursday, May 24, 2018 at 10:00 am, Eastern Time, at the Sofitel Hotel, 45 West 44th Street, in New York City. The proxy statement contains important information about the Annual General Meeting, the proposals we will consider and how you can vote your shares.
2017 marked a year of strategic and financial transformation for Bunge. Amidst the backdrop of an extremely challenging agribusiness industry environment, management and the Board proactively took steps to navigate these headwinds and position Bunge for future growth. This approach was exemplified by the announcement of our agreement to acquire a majority interest in IOI Loders Croklaan, a world leader in B2B oils solutions. The Loders acquisition, which was completed in early 2018, delivers on our stated objective to expand our value-added business by accelerating our growth in B2B semi-specialty and specialty oils, giving us a comprehensive product offering with leading innovation, application capabilities and sustainability programs. We also embarked on an ambitious global cost reduction program, aimed at reengineering our organizational and cost structure, which will advance our growth agenda and create significant value for our shareholders. We have also taken steps to exit non-strategic business areas, further enabling our focus on our core businesses.
As we move forward with these efforts, a key priority of our Board and management is ensuring robust outreach and engagement with our shareholders on the topics that matter most to them. We view our proxy statement as an important piece of our shareholder communications program. We encourage you to carefully review the information in the proxy statement as well as our annual report.
Your vote is very important to us. We encourage you to vote as soon as possible, regardless of whether you will attend the Annual General Meeting. This will help us ensure that your vote is represented at the Annual General Meeting.
As we look ahead, we are excited about the tremendous value creation opportunities in front of us as our dedicated management team continues to execute on our business strategy. On behalf of the Board of Directors and the management of Bunge, I extend our appreciation for your investment in Bunge. We look forward to seeing you at the Annual General Meeting.

L. Patrick Lupo Chairman of the Board of Directors

Bunge Limited 50 Main Street White Plains, New York, 10606 U.S.A

NOTICE OF
ANNUAL GENERAL MEETING OF SHAREHOLDERS
Bunge Limited's 2018 Annual General Meeting of Shareholders will be held on May 24, 2018 at 10:00 am, Eastern Time, at the Sofitel Hotel, 45 West 44th Street, in New York City. At the Annual General Meeting, we will discuss and you will vote on the following proposals:

•	Proposal 1 — the election of the 10 directors named in the proxy statement to our Board of Directors;

•
Proposal 2 — the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2018 and the authorization of the Audit Committee of the Board of Directors to determine the independent auditors' fees; and

•	Proposal 3 — the approval of a non-binding advisory vote on the compensation of our named executive officers.
Shareholders will also consider and act on such other matters as may properly come before the meeting or any adjournments or postponements thereof.
We will also present at the Annual General Meeting the consolidated financial statements and independent auditors' reports for the fiscal year ended December 31, 2017, copies of which can be found in our 2017 Annual Report that accompanies this notice.
March 29, 2018 is the record date for determining which shareholders are entitled to notice of, and to vote at, the Annual General Meeting and at any subsequent adjournments or postponements. You will be required to bring certain documents with you to be admitted to the Annual General Meeting. Please read carefully the sections in the proxy statement on attending and voting at the Annual General Meeting to ensure that you comply with these requirements.
Your vote is very important. Whether or not you plan to attend the Annual General Meeting in person, please promptly vote by mail, Internet or telephone so that your shares will be represented at the Annual General Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be held on May 24, 2018: Our 2018 Proxy Statement is available at www.bunge.com/2018proxy.pdf and our 2017 Annual Report is available at www.bunge.com/2017ar.pdf.
By order of the Board of Directors.

April 12, 2018	Carla L. Heiss Secretary

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PROXY STATEMENT SUMMARY
This summary highlights certain information contained in this proxy statement. As it is only a summary, please review the entire proxy statement before voting.

Annual General Meeting Information

• Time and Date:	Thursday, May 24, 2018, at 10:00 am Eastern Time
• Location:	Sofitel Hotel, 45 West 44th Street, New York, NY 10036.
• Record Date:	Shareholders of record as of the close of business on March 29, 2018 are entitled to vote.
• Voting:	Each outstanding common share is entitled to one vote. You may vote by telephone, internet, mail or by attending the Annual General Meeting. Please see "How Do I Vote?" on page 6.
• Attendance:	To attend, please follow the instructions contained in "How do I attend the Annual General Meeting?" on page 6.

Proposals and Voting Recommendations

Proposal		Board's Voting Recommendation	Vote Required For Approval	Page References (for more detail)
Proposal 1.	Election of Directors	FOR EACH NOMINEE	MAJORITY OF VOTES CAST	16
Proposal 2.	Appointment of Independent Auditors	FOR	MAJORITY OF VOTES CAST	63
Proposal 3.	Advisory Vote to Approve Named Executive Officer Compensation	FOR	MAJORITY OF VOTES CAST	65

Director Nominees
The Board of Directors has nominated the 10 directors named below for election at the Annual General Meeting and recommends FOR the election of each director nominee. Each nominee is currently a director of the Company. The following table provides summary information about each nominee, including committee assignments. (See "Election of Directors" for additional information regarding the nominees.)

Name	Independent	Audit (1)	Compensation (2)	FRPC (3)	CGNC (4)	SCRC (5)
Ernest G. Bachrach Director since 2001	•		•(C)		•
Vinita Bali Director since 2018	•			•		•
Enrique H. Boilini Director since 2001	•	•		•(C)
Carol M. Browner Director since 2013	•	•			•	•(C)
Paul Cornet de Ways-Ruart Director since 2015	•	•		•		•
Andrew Ferrier Director since 2012	•		•	•		•
Kathleen Hyle Director since 2012	•	•(C)			•
L. Patrick Lupo* Director since 2006	•		•		•(C)
John E. McGlade Director since 2014	•		•	•
Soren Schroder** Director since 2013

• = Member		(C) = Chair	(*) = Board Chairman	(**) = Chief Executive Officer
(1)	Audit: Audit Committee	(2) Compensation: Compensation Committee	(3) FRPC: Finance and Risk Policy Committee
(4)	CGNC: Corporate Governance and Nominations Committee		(5) SCRC: Sustainability and Corporate Responsibility Committee
Key Qualifications
Our diverse and international Board has a broad range of relevant and complementary skills, qualifications and experience, including the key qualifications listed below. The details of each director’s qualifications, experience and skills are included in each director’s profile.

Current Board of Directors Snapshot
Corporate Governance Highlights
Our commitment to good corporate governance practices includes the following:

•	Separate Chairman and CEO.

•	Independent non-executive Chairman.

•	Declassified Board.

•	Ten out of 11 independent Board members and fully independent Board committees.

•	Commitment to Board refreshment, with six of 11 directors having joined the Board within the past five years.

•	Director retirement age of 72.

•	Majority voting for directors.

•	Independent directors meet regularly in executive sessions.

•	Diverse and international Board with broad range of key skills, qualifications and experience.

•	Annual Board review of Company strategy.

•	Active risk oversight by full Board and committees.

•	Board commitment to sustainability and corporate citizenship.

•	Robust Board self-assessment and director nomination processes.

•	Rigorous stock ownership guidelines for directors and executive officers.

•	Long-standing, robust investor outreach program.

•	Holders of 10% or more of our common shares have the ability to call a special meeting.

•	No poison pill.

•	Board takes active role in management succession planning.

2017 Financial and Strategic Highlights
2017 marked a year of strategic and financial transformation for Bunge. Highlights of our operational, strategic, and financial achievements are provided below:

•	Announced the acquisition of IOI Loders Croklaan, which will significantly increase our value added platform and business balance.

•	Launched a Global Competitiveness Program, designed to achieve a significant reengineering of the Company and deliver $250 million of run rate SG&A savings by the end of 2019.

•	Delivered $40 million of SG&A cost savings under the Global Competitiveness Program and $110 million of industrial cost savings in 2017, exceeding our targets for both programs.

•	Generated approximately $1 billion of operating cash flows and $900 million in funds from operations (adjusted)(1).

•
On the back of strong cash generation, we continued our prudent focus on capital allocation, reducing capital expenditures by $122 million compared to 2016 and $188 million below our original 2017 target.

•	Returned approximately $300 million to shareholders through dividends, our 16th year of consecutive dividend increases.

(1)
Funds from operations (adjusted) is a non-GAAP financial measure. For further information on non-GAAP financial measures, including a reconciliation to the most directly comparable U.S. GAAP financial measure, see Appendix B to this proxy statement.

Executive Compensation Highlights
Bunge's executive compensation philosophy is built upon a strong foundation of linking pay with performance over the long-term and is structured to:

•	Align the interests of executives with the long-term interests of shareholders. The majority of NEO pay opportunity is delivered in the form of performance-based equity.

•	Drive business goals and strategies. Incentive plan targets are directly tied to business goals and strategies, and are based upon metrics that drive long-term value creation.

•
Reward profitable growth and increased shareholder value. Performance measures balance earnings growth and returns on investment. The pay mix is equity leveraged resulting in realized compensation in line with stock price performance.

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL GENERAL MEETING
Questions and Answers about Voting Your Common Shares
Why did I receive this Proxy Statement?
Bunge Limited ("Bunge" or the "Company") has furnished these proxy materials to you because Bunge's Board of Directors is soliciting your proxy to vote at the Annual General Meeting of Shareholders on May 24, 2018 (the "Annual General Meeting"). This proxy statement contains information about the items being voted on at the Annual General Meeting and important information about Bunge. Bunge's 2017 Annual Report, which includes Bunge's 2017 Annual Report on Form 10-K, is also being furnished together with this proxy statement. If you received printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual General Meeting. Bunge is making its proxy materials first available to shareholders on or about April 12, 2018.
Bunge has sent these materials to each person who is registered as a holder of its common shares in its register of shareholders (such owners are often referred to as "holders of record" or "registered holders") as of the close of business on March 29, 2018, the record date for the Annual General Meeting.
Bunge has requested that banks, brokerage firms and other nominees who hold Bunge common shares on behalf of the owners of the common shares (such owners are often referred to as "beneficial shareholders" or "street name holders") as of the close of business on March 29, 2018 forward either a Notice (defined below) or a printed copy of these materials, together with a proxy card or voting instruction form, to those beneficial shareholders. Bunge has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.
Finally, Bunge has provided for these materials to be sent to persons who have interests in Bunge common shares through participation in the Company share funds of the Bunge Retirement Savings Plan, the Bunge Savings Plan and the Bunge Savings Plan—Supplement A. Although these persons are not eligible to vote directly at the Annual General Meeting, they may, however, instruct the trustees of the plans on how to vote the common shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans. If you do not provide voting instructions for shares held for you in any of these plans, the trustees will vote these shares in the same ratio as the shares for which voting instructions are provided.
Shareholders who owned our common shares as of the close of business on the record date for the Annual General Meeting are entitled to attend and vote at the Annual General Meeting and adjournments or postponements of the Annual General Meeting. The share register will not be closed between the record date and the date of the Annual General Meeting. A poll will be taken on each proposal to be put to the Annual General Meeting.
What is Notice and Access and why did Bunge elect to use it?
As permitted by regulations of the Securities and Exchange Commission, Notice and Access provides companies with the ability to make proxy materials available to shareholders electronically via the Internet. Bunge has elected to provide many of our shareholders with a Notice of Internet Availability of Proxy Materials ("Notice") instead of receiving a full set of printed proxy materials in the mail. The Notice is a document that provides instructions regarding how to:

•	view our proxy materials on the Internet;

•	vote your shares; and

•	request printed copies of these materials, including the proxy card or voting instruction form.
On or about April 12, 2018, we began mailing the Notice to certain beneficial shareholders and posted our proxy materials on the website referenced in the Notice. See "Notice of Internet Availability of Proxy Materials" in this proxy statement for more information about where to view our proxy materials on the Internet.
As more fully described in the Notice, shareholders who received the Notice may choose to access our proxy materials on the website referenced in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The selected delivery choice will remain in effect until changed by the shareholder. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials by email unless you elect otherwise.
How many votes do I have?
Every holder of a common share will be entitled to one vote per share for the election of each director and to one vote per share on each other matter presented at the Annual General Meeting. On March 29, 2018, there were 140,903,795 common shares issued and outstanding and entitled to vote at the Annual General Meeting.
What proposals are being presented at the Annual General Meeting?
Shareholders are being asked to vote on the following matters at the Annual General Meeting:

•	Proposal 1 — election of the 10 directors named in this proxy statement;

•	Proposal 2 — the appointment of Deloitte & Touche LLP as our independent auditors and authorization of the Audit Committee of the Board to determine the auditors' fees; and

•	Proposal 3 — the approval of a non-binding advisory vote on the compensation of our named executive officers.
Other than the matters set forth in this proxy statement and matters incidental to the conduct of the Annual General Meeting, Bunge does not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at their discretion.
How do I attend the Annual General Meeting?
For admission to the Annual General Meeting, shareholders of record should bring the admission ticket attached to the enclosed proxy card, as well as a form of photo identification, to the shareholders' check-in area, where their ownership will be verified. Those who have beneficial ownership of common shares held by a bank, brokerage firm or other nominee must bring account statements or letters from their banks or brokers showing that they own Bunge common shares, together with a form of photo identification. Registration will begin at 9:00 a.m., EDT, and the Annual General Meeting will begin at 10:00 a.m., EDT.
How do I vote?
You can exercise your vote in the following ways:

•
By Telephone or the Internet:  If you are a shareholder of record, you may appoint your proxy by telephone, or electronically through the Internet, by following the instructions on your proxy card. If you are a beneficial shareholder, please follow the instructions on your Notice or voting instruction form.

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By Mail:  If you are a shareholder of record, you can appoint your proxy by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you are a beneficial shareholder and received or requested printed copies of the proxy materials, you can vote by following the instructions on your voting instruction form.

•
At the Annual General Meeting:  If you are planning to attend the Annual General Meeting and wish to vote your common shares in person, we will give you a ballot at the meeting. Shareholders who own their common shares in street name are not able to vote at the Annual General Meeting unless they have a proxy, executed in their favor, from the holder of record of their shares. You must bring this additional proxy to the Annual General Meeting.

Your vote is very important. Even if you plan to be present at the Annual General Meeting, we encourage you to vote as soon as possible.
What if I return my proxy card but do not mark it to show how I am voting?
If you sign and return your proxy card or voting instruction form but do not indicate instructions for voting, your common shares will be voted "FOR" each of Proposals 1, 2 and 3 [and "AGAINST" Proposal 4. With respect to any other matter which may properly come before the Annual General Meeting, your common shares will be voted at the discretion of the proxy holders.
May I change or revoke my proxy?
You may change or revoke your proxy at any time before it is exercised in one of four ways:

•	Notify our Secretary in writing at the address provided below before the Annual General Meeting that you are revoking your proxy;

•	Use the telephone or the Internet to change your proxy;

•	Submit another proxy card (or voting instruction form if you hold your common shares in street name) with a later date; or

•	If you are a holder of record, or a beneficial holder with a proxy from the holder of record, vote in person at the Annual General Meeting.
You may not revoke a proxy simply by attending the Annual General Meeting. To revoke a proxy, you must take one of the actions described above. Any written notice of revocation must be sent to the attention of our Secretary at 50 Main Street, White Plains, New York 10606, U.S.A., or by facsimile to (914) 684-3497.
What does it mean if I receive more than one Notice or set of proxy materials?
It means that you have multiple accounts at the transfer agent and/or with banks and stock brokers. Please vote all of your common shares. Beneficial shareholders sharing an address who are receiving multiple Notices or copies of proxy materials will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future. In addition, if you are the beneficial owner, but not the record holder, of Bunge's common shares, your broker, bank or other nominee may deliver only one copy of the Notice or proxy materials to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. Bunge will deliver promptly, upon written or oral request, a separate copy of the Notice, proxy statement or 2017 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate copy of these documents should submit their request to Bunge's Investor Relations department by telephone at (914) 684-2800 or by submitting a written request to 50 Main Street, White Plains, New York 10606, U.S.A., Attention: Investor Relations.
Can I receive future proxy materials electronically?
Shareholders can help us conserve natural resources and reduce the cost of printing and mailing proxy statements and annual reports by opting to receive future mailings electronically. To enroll, please visit our website at www.bunge.com, click on the "Investors—Shareholder Info & Services—Electronic Delivery Enrollment" links and follow the instructions provided.
What constitutes a quorum?
The presence at the start of the Annual General Meeting of at least two persons representing, in person or by proxy, more than one-half of our outstanding common shares will constitute a quorum for the transaction of business.
What vote is required in order to approve each proposal?
The affirmative vote of a majority of the votes cast is required to elect each of the nominees for director (Proposal 1). As this is an uncontested election, any nominee for director who receives a greater number of votes "against" his or her election than votes "for" such election will not be elected to the Board and the position on the Board that would have been filled by the director nominee will become vacant.
The affirmative vote of a majority of the votes cast is also required to approve the appointment of our independent auditors (Proposal 2) and the non-binding advisory vote on executive officer compensation (Proposal 3).
Proposal 3 is an advisory vote only and, as discussed in the proposal later in this proxy statement, the voting results are not binding on us. However, consistent with our record of shareholder engagement, our Board will review the results of the vote and will take them into account in considering the compensation of our executive officers.
Pursuant to Bermuda law, (i) common shares which are represented by "broker non-votes" (i.e., common shares held by brokers which are represented at the Annual General Meeting but with respect to which the broker is not empowered to vote on a particular proposal) and (ii) common shares represented at the Annual General Meeting which abstain from voting on any matter, are not included in the determination of the common shares voting on such matter, but are counted for quorum purposes.
Under the rules of the New York Stock Exchange ("NYSE"), if you do not submit specific voting instructions to your broker, your broker will not have the ability to vote your common shares in connection with Proposals 1 and 3. Accordingly, if your common shares are held in street name and you do not submit voting instructions to your broker, your common shares will be treated as broker non-votes for these proposals.
How will voting on any other business be conducted?
Other than the matters set forth in this proxy statement and matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is properly proposed and presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at the discretion of the proxy holders.
Who will count the votes?
Broadridge will act as the inspector of election and will tabulate the votes.
Deadline for Appointment of Proxies by Telephone or the Internet or Returning Your Proxy Card
Bunge shareholders should complete and return the proxy card as soon as possible. To be valid, your proxy card must be completed in accordance with the instructions on it and received by us no later than 11:59 p.m., EDT, on May 23, 2018. If you appoint your proxy by telephone or the Internet, we must receive your appointment no later than 11:59 p.m., EDT, on May 23, 2018. If you participate in the Bunge share funds of the Bunge Retirement Savings Plan, the Bunge Savings Plan or the Bunge Savings Plan — Supplement A, you must also submit your voting instructions by this deadline in order to allow the plan trustees time to receive your voting instructions and vote on behalf of the plans. If your common shares are held in street name and you are voting by mail, you should return your voting instruction form in accordance with the instructions on that form or as provided by the bank, brokerage firm or other nominee who holds Bunge common shares on your behalf.
Solicitation of Proxies
We will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of proxy materials and the Notice. We will furnish copies of these proxy materials to banks, brokers, fiduciaries and custodians holding shares in their names on behalf of beneficial owners so that they may forward these proxy materials to our beneficial owners.
We have retained Innisfree M&A Incorporated to assist us in the distribution of the proxy materials and to act as proxy solicitor for the Annual General Meeting for a fee of $15,000 plus reasonable out-of-pocket expenses. In addition, we may supplement the original solicitation of proxies by mail with solicitation by telephone and other means by our directors, officers and/or other employees. We will not pay any additional compensation to these individuals for any such services.

CORPORATE GOVERNANCE
The following sections provide an overview of Bunge's corporate governance policies and practices, including with respect to Board tenure and refreshment, independence of directors, Board leadership, risk oversight, shareholder outreach and the structure and key aspects of our Board and committee operations. The Board regularly reviews our policies and processes in the context of current corporate governance trends, regulatory changes and recognized best practices.
Board Structure and Size
As of the date of this proxy statement, our Board consists of 11 directors (decreasing to ten upon the expiration of Mr. Fibig's current term at the Annual General Meeting). Following the full declassification of the Board at the 2017 Annual General Meeting, all directors will be elected to one-year terms at the 2018 Annual General Meeting.
Board Tenure and Refreshment
The Board actively reviews and refreshes its membership. Given the complexity and long-term nature of our business, we believe that a mix of longer-tenured, experienced directors and newer directors with fresh perspectives contributes to an effective Board. In furtherance of this objective, the Board maintains an active Board succession and refreshment program led by the Corporate Governance and Nominations Committee. Since 2013, the Board has added six new directors and had five directors leave the Board, including several long-tenured directors. As a result, six of our 11 current directors have served on the Board for less than five years. This ongoing Board refreshment process has also resulted in an increase in the depth and scope of qualifications and diversity represented on the Board.
The Board has adopted a Board retirement age of 72; however, it does not impose director tenure limits as the Board believes that imposing limits on director tenure could arbitrarily deprive it of the valuable contributions of its most experienced members. Accordingly, length of Board service is one of a variety of factors considered by the Corporate Governance and Nominations Committee in making director nomination recommendations to the Board. Additionally, we have implemented full declassification of our Board, which means each director must be re-nominated by the Board on an annual basis. This provides the Board with the opportunity to consider the optimal mix of skills, qualifications and experience each year.
Board Independence
The Board is composed of a substantial majority of independent directors. In accordance with the listing standards of the NYSE, to be considered independent, a director must have no material relationship with Bunge directly or as a partner, shareholder or officer of an organization that has a relationship with Bunge. The NYSE has also established enhanced independence standards applicable to members of our audit committee and our compensation committee.
The Board annually reviews commercial and other relationships between directors or members of their immediate families and Bunge in order to make a determination regarding the independence of each director. To assist it in making these determinations, the Board has adopted categorical standards of director independence which are set forth in Annex A to our Corporate Governance Guidelines, which are included as Appendix A to this proxy statement and are also available through the "Investors — Corporate Governance" section of our website, www.bunge.com. Transactions, relationships and arrangements between a director and Bunge that are within our independence standards are deemed immaterial, subject to NYSE standards. Additionally, Bunge's bye-laws provide that no more than two directors may be employed by Bunge or any company or entity which is controlled by Bunge.
In making its independence determinations, the Board considers relevant facts and circumstances, including that in the normal course of business, purchase and sale and other commercial and charitable transactions or relationships may occur between Bunge and other companies or organizations with which some of our directors or their immediate family members are affiliated. In 2017, Bunge made sales in the ordinary course of business to Anheuser-Busch InBev S.A., where Mr. Cornet de Ways-Ruart serves as a director; had ordinary course business relationships with Telecom Argentina S.A., where Mr. Boilini served as a director during the year; and had commercial and charitable relationships with a charitable organization where Mr. Boilini serves as a board member.

Based on the evaluation and criteria described above, the Board has determined that the following directors are independent: Messrs. Bachrach, Boilini, Cornet de Ways-Ruart, Ferrier, Fibig, Lupo and McGlade and Mses. Bali, Browner and Hyle. Mr. Schroder is not considered an independent director due to his position as an executive officer of Bunge. Accordingly, ten of our 11 directors are independent and our Board's committees are comprised solely of independent directors.
Board Leadership Structure
Our Board does not have a requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated, because the Board believes this determination should be made based on the best interests of Bunge and its shareholders at any point in time based on the facts and circumstances then facing the Company. Demonstrating the Board's commitment to making these thoughtful and careful determinations, our Board has separated the Chairman and CEO roles since 2013 at the time of Mr. Schroder's appointment as CEO, and L. Patrick Lupo has served as the Company's independent, non-executive Chairman since January 1, 2014. The Board believes that its current leadership structure is in the best interests of the Company and its shareholders at this time and demonstrates its commitment to independent oversight, which is a critical aspect of effective governance.
Additionally, as described above, our Board is characterized by a substantial majority of independent directors as well as Board committees that are comprised entirely of independent directors. As a result, independent directors oversee critical matters, including the integrity of our financial statements, the evaluation and compensation of executive management, the selection of directors, Board performance and our risk management practices.
Board Meetings and Committees
The Board normally has five regularly scheduled in person meetings per year, and committee meetings are normally held in conjunction with Board meetings. Additionally, the Board holds telephonic meetings to receive updates on the Company's business and as circumstances may require. Our Board met 11 times in 2017. All directors serving on the Board as of December 31, 2017 attended at least 75% of the combined Board and committee meetings on which they served during the last fiscal year.
Our bye-laws give our Board the authority to delegate its powers to committees appointed by the Board. We have five standing Board committees: the Audit Committee, the Compensation Committee, the Finance and Risk Policy Committee, the Corporate Governance and Nominations Committee and the Sustainability and Corporate Responsibility Committee. Each committee is comprised entirely of independent directors, and the members of the Audit Committee and the Compensation Committee also meet the enhanced independence rules of the SEC and NYSE applicable to such committees. Each of our committees is authorized and assured of appropriate funding to retain and consult with external advisors and counsel. Our committees are required to conduct meetings and take action in accordance with the directions of the Board, the provisions of our bye-laws and the terms of their respective committee charters. Each committee has the power under its charter to sub-delegate the authority and duties designated in its charter to subcommittees or individual members of the committee as it deems appropriate, unless prohibited by law, regulation or any NYSE listing standard. Copies of all our committee charters are available on our website, www.bunge.com. Please note that the information contained in or connected to our website is not intended to be part of this proxy statement.
Audit Committee. Pursuant to its charter, our Audit Committee's primary role is to assist the Board in fulfilling its responsibility for oversight of:

•	the quality and integrity of our financial statements and related disclosure;

•	our compliance with legal and regulatory requirements;

•	the independent auditor's qualifications, independence and performance; and

•	the performance of our internal audit and control functions.
Please see the Audit Committee Report included in this proxy statement for information about our 2017 fiscal year audit. The Audit Committee met 11 times in 2017. The Audit Committee meets separately with our independent auditor and also in executive sessions with members of management and our chief audit executive from time to time as deemed appropriate by the committee. Additionally, the Audit Committee periodically meets in executive sessions at which only the Audit Committee members are in attendance, without any members of our management present. The members of our Audit Committee are Mses. Browner and Hyle (chair) and Messrs. Boilini, Cornet de Ways-Ruart and Fibig. Our Board has determined that each of Mr. Boilini and Ms. Hyle qualifies as an audit committee financial expert. In accordance with our Audit Committee charter, no committee member may simultaneously serve on the audit committees of more than two other public companies without the prior approval of the Board.
Compensation Committee. Our Compensation Committee designs, reviews and oversees Bunge's executive compensation program. Under its charter, the committee, among other things:

•
reviews and approves corporate goals and objectives relevant to the compensation of our CEO, evaluates the performance of the CEO in light of these goals and objectives and sets the CEO's compensation based on this evaluation;

•	reviews the evaluations by the CEO of the direct reports to the CEO and approves and oversees the total compensation packages for the direct reports to the CEO;

•	reviews and approves employment, consulting, retirement and severance agreements and arrangements for the CEO and direct reports to the CEO;

•	reviews and makes recommendations to the Board regarding our incentive compensation plans, including our equity incentive plans, and administers our equity incentive plans;

•	establishes and reviews our executive and director share ownership guidelines;

•	reviews our compensation practices to ensure that they do not encourage unnecessary and excessive risk taking; and

•	makes recommendations to the Board on director compensation.
Pursuant to its charter, the Compensation Committee is empowered to hire outside advisors as it deems appropriate to assist it in the performance of its duties. The Compensation Committee has sole authority to retain or terminate any such compensation consultants or advisors and to approve their fees. For additional information on the Compensation Committee's role, its use of outside advisors and their roles, as well as the committee's processes and procedures for the consideration and determination of executive compensation, see "Executive Compensation — Compensation Discussion and Analysis" beginning on page 23 of this proxy statement.
The Compensation Committee met seven times in 2017. The members of our Compensation Committee are Messrs. Bachrach (chairman), Ferrier, Lupo and McGlade.
Corporate Governance and Nominations Committee. Our Corporate Governance and Nominations Committee is responsible for, among other things:

•
monitoring, advising and making recommendations to the Board with respect to the law and practice of corporate governance and the duties and responsibilities of directors of public companies, as well as overseeing our corporate governance initiatives and related policies;

•	leading the Board in its annual performance evaluation and overseeing the self-evaluations of each Board committee;

•
identifying and recommending to the Board nominees for election or re-election to the Board, or for appointment to fill any vacancy that is anticipated or has arisen on the Board (see "— Nomination of Directors" for more information);

•	reviewing and making recommendations to the Board regarding director independence; and

•	overseeing our related person transaction policies and procedures.
The Corporate Governance and Nominations Committee met five times in 2017. The members of our Corporate Governance and Nominations Committee are Messrs. Bachrach and Lupo (chairman) and Mses. Browner and Hyle.
Finance and Risk Policy Committee. Our Finance and Risk Policy Committee ("FRPC") is responsible for supervising the quality and integrity of our financial and risk management practices. As further described below under "— Risk Oversight," the FRPC reviews and approves our risk management policies and risk limits on a periodic basis and advises our Board on financial and risk management practices. The FRPC met six times in 2017.

The members of the FRPC are Ms. Bali and Messrs. Boilini (chairman), Cornet de Ways-Ruart, Ferrier, Fibig and McGlade.
Sustainability and Corporate Responsibility Committee. Our Sustainability & Corporate Responsibility Committee ("SCRC") provides oversight of Bunge's policies, strategies and programs with respect to sustainability and corporate social responsibility, including matters related to the environment, human rights, community relations, supply chains, nutrition and health, food safety, public affairs, philanthropy and other matters. The SCRC met five times in 2017. The members of the SCRC are Mses. Bali and Browner (chair) and Messrs. Cornet de Ways-Ruart and Ferrier.
Risk Oversight
Our Board of Directors oversees management's approach to risk management, which is designed to support the achievement of our strategic objectives and enhance shareholder value. For the Board, fundamental aspects of its risk management oversight activities include:

•	understanding the Company's strategy and the associated major risks inherent in our operations and corporate strategy;

•	crafting the right Board for our Company, including establishing an appropriate committee structure to carry out its oversight responsibilities effectively; and

•
overseeing implementation by management of appropriate risk management and control procedures and developing and maintaining an open, ongoing dialogue with management about major risks facing the Company.

Our Board has considered the most effective organizational structure to appropriately oversee major risks for our Company. It has established a dedicated Board committee, the FRPC, which enables greater focus at the Board level on financial risk oversight tailored to our business and industries. The FRPC has responsibility for oversight of the quality and integrity of our financial and risk management practices relating to the following key areas: commodities risk, foreign exchange risk, liquidity, interest rate and funding risk, credit and counterparty risk, country risk, new trading or investing business activity risk and capital structure. The FRPC reviews and approves corporate risk policies and limits associated with the Company's risk appetite. The FRPC meets regularly with our CEO, Chief Financial Officer, chief risk officer, treasurer and other members of senior management to receive regular updates on our risk profile and risk management activities.
Additionally, each of our other Board committees considers risks within its area of responsibility. For example, our Audit Committee focuses on risks related to the Company’s financial statements, the financial reporting process and accounting and financial controls. The Audit Committee receives an annual risk assessment briefing from our chief audit executive, as well as periodic update briefings, and reviews and approves the annual internal audit plan that is designed to address the identified risks. The Audit Committee also reviews key risk considerations relating to the annual audit with our independent auditors. The Audit Committee also assists the Board in fulfilling its oversight responsibility with respect to legal and compliance matters, including meeting with and receiving periodic briefings from our chief legal officer and other members of our legal and compliance staff. The Audit Committee also oversees our information technology programs, including cybersecurity risk and preparedness.
In developing and overseeing our compensation programs, the Compensation Committee seeks to create incentives that are appropriately balanced and do not motivate employees to take imprudent risks. See "Compensation and Risk" on page 46 of this proxy statement for more information.
Our Corporate Governance and Nominations Committee oversees risks related to the Company's governance structure and processes. This includes its role in identifying individuals qualified to serve as Board members, and its leadership of the annual Board self-assessment process that is aimed at ensuring that the Board is functioning effectively and is able to meet all of its responsibilities, including risk oversight.
The Sustainability and Corporate Responsibility Committee is engaged in oversight of sustainability and social responsibility matters, including supply chain and food safety matters, and related reputational and business risks.
All of our Board committees regularly report on their activities to the full Board to promote effective coordination and ensure that the entire Board remains apprised of major risks, how those risks may interrelate, and how management addresses those risks.

Corporate Governance Guidelines and Code of Conduct
Our Board has adopted Corporate Governance Guidelines that set forth our corporate governance objectives and policies and, subject to our bye-laws, govern the functioning of the Board. Our Corporate Governance Guidelines are available on our website, www.bunge.com. Please note that information contained in or connected to our website is not intended to be part of this proxy statement.
The Code of Conduct sets forth our commitment to ethical business practices, reinforces various corporate policies and reflects our values, vision and culture. Our Code of Conduct applies to all of our directors, officers and employees worldwide, including our CEO and senior financial officers. Our Code of Conduct is available on our website. We intend to post amendments to and waivers (to the extent applicable to certain officers and our directors) of our Code of Conduct on our website.
Executive Sessions of Our Board
Our Corporate Governance Guidelines provide that the non-management directors shall meet without management directors at regularly scheduled executive sessions and at such other times as they deem appropriate. Our Board has adopted a policy that the non-management directors will meet without management directors present at each regularly scheduled in person Board meeting. Our non-executive, independent Chairman presides over these sessions.
Communications with Our Board
To facilitate the ability of shareholders to communicate with our Board and to facilitate the ability of interested persons to communicate with non-management directors, the Board has established a physical mailing address to which such communications may be sent. This physical mailing address is available on our website, www.bunge.com, through the "Investors — Corporate Governance" section.
Communications received are initially directed to our legal department, where they are screened to eliminate communications that are merely solicitations for products and services, items of a personal nature not relevant to us or our shareholders and other matters that are improper or irrelevant to the functioning of the Board or Bunge. All other communications are forwarded to the relevant director, if addressed to an individual director or a committee chairman, or to the members of the Corporate Governance and Nominations Committee if no particular addressee is specified.
Board Member Attendance at Annual General Meetings
It is the policy of our Board that our directors attend each annual general meeting of shareholders. In 2017, all of our then serving directors attended our Annual General Meeting.
Shareholder Outreach and Engagement
Shareholder outreach is a key priority of our Board and management, and through our shareholder outreach program, we engage with our investors to gain valuable insights into the current and emerging issues that matter most to them, including with respect to corporate governance, executive compensation, sustainability and other matters. Over each of the past five years, our independent Chairman and management have engaged with institutional investors representing approximately 35% to 40% of our outstanding shares. Feedback from these discussions is relayed to the Board of Directors. Additionally, outside of the shareholder outreach program, we interact with institutional and individual shareholders throughout the year on a wide range of issues.
Sustainability
We are committed to being responsible corporate citizens. This means creating maximum value while having minimum impact on the environment.
Our philosophy is to “Act, Conserve and Engage,” and we live by four clear principles:

•	We contribute to the economic and social development of the communities where we work.

•	We aim for good environmental performance by adopting and promoting proven, culturally sensitive and pragmatic best practices.

•	We partner with others to promote and apply sustainable practices.

•	We communicate openly.
To achieve our goals, we have established a robust governance structure, overseen by our Board’s Sustainability and Corporate Responsibility Committee. This committee oversees the development of relevant sustainability and corporate social responsibility policies, strategies and programs, including performance goals, risk management and disclosure. We continuously seek to enhance the transparency and sustainability of our value chains, reduce the environmental impact of our operations, strengthen engagement with key stakeholders and increase our reporting and disclosure. For more information, about our sustainability efforts, please see www.bunge.com/sustainability.
Board and Committee Evaluations
The Board conducts annual self-evaluations to determine whether it and its committees are functioning effectively. As part of the Board self-evaluation process, our independent Chairman interviews each director to obtain his or her assessment of the effectiveness of the Board and committees, as well as director performance and Board dynamics. Additionally, each committee annually reviews its own performance through written questionnaires and assesses the adequacy of its charter. The process is designed and overseen by the Corporate Governance and Nominations Committee, which is chaired by our independent Chairman, and the results of the evaluations are discussed by the full Board.
Nomination of Directors
As provided in its charter, the Corporate Governance and Nominations Committee identifies and recommends to the Board nominees for election or re-election to the Board and will consider nominees submitted by shareholders. The Corporate Governance and Nominations Committee, in its commitment to our Corporate Governance Guidelines, strives to nominate director candidates who exhibit high standards of ethics, integrity, commitment and accountability and who are committed to promoting the long-term interests of our shareholders. In addition, all nominations attempt to ensure that the Board shall encompass a range of talent, skill and relevant expertise sufficient to provide sound guidance with respect to our operations and interests. The committee strives to recommend candidates who complement the current members of the Board and other proposed nominees so as to further the objective of having a Board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the Board and its committees. In that regard, from time to time, the Corporate Governance and Nominations Committee may identify certain skills or attributes as being particularly desirable to help meet specific Board needs that have arisen or are expected to arise. When the Corporate Governance and Nominations Committee reviews a potential new candidate, it looks specifically at the candidate's qualifications in light of the needs of the Board at that time given the then-current mix of director attributes. Additionally, the Corporate Governance and Nominations Committee annually reviews the tenure, performance, skills and contributions of existing Board members to the extent they are candidates for re-election. Directors eligible for re-election abstain from Board discussions regarding their nomination and from voting on such nomination.
Under the Corporate Governance Guidelines, directors must inform the Chairman of the Board and the Chairman of the Corporate Governance and Nominations Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the board, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business.
In connection with the director nominations process, the Corporate Governance and Nominations Committee may identify candidates through recommendations provided by members of the Board, management, shareholders or other persons, and has also engaged professional search firms to assist in identifying or evaluating qualified candidates. Ms. Bali, who joined the Board in January 2018, was identified through a professional search firm. The Corporate Governance and Nominations Committee will review and evaluate candidates taking into account available information concerning the candidate, the qualifications for Board membership described above and other factors that it deems relevant. In conducting its review and evaluation, the Committee may solicit the views of other members of the Board, senior management and third parties, conduct interviews of proposed candidates and request that candidates meet with other members of the Board. The Committee will evaluate candidates recommended by shareholders in the same manner as candidates recommended by other persons. The Corporate

Governance and Nominations Committee has not received any nominations for director from shareholders for the Annual General Meeting.
In accordance with our bye-laws, shareholders who wish to propose a director nominee must give written notice to our Secretary at our registered address at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, not later than 120 days before the first anniversary of the date on which Bunge's proxy statement was distributed to shareholders in connection with the prior year's annual general meeting. If no annual general meeting was held in the prior year or if the date of the annual general meeting has been changed by more than 30 days from the date contemplated in the prior year's proxy statement, the notice must be given before the later of (i) 150 days prior to the contemplated date of the annual general meeting and (ii) the date which is 10 days after the date of the first public announcement or other notification of the actual date of the annual general meeting. Where directors are to be elected at a special general meeting, such notice must be given before the later of (i) 120 days before the date of the special general meeting and (ii) the date which is 10 days after the date of the first public announcement or other notification of the date of the special general meeting. In each case, the notice must include, as to each person the shareholder proposes to nominate for election or re-election as director, all information relating to that person required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which includes such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and evidence satisfactory to Bunge that such nominee has no interests that would limit such nominee's ability to fulfill their duties of office. Bunge may require any nominee to furnish such other information as reasonably may be required by Bunge to determine the eligibility of such nominee to serve as a director. A shareholder may propose a director nominee to be considered by our shareholders at the annual general meeting provided that the notice provisions in our bye-laws as set forth above are met, even if such director nominee is not nominated by the Corporate Governance and Nominations Committee. A shareholder may also recommend director candidates for consideration by the Corporate Governance and Nominations Committee at any time. Any such recommendations should include the nominee's name and qualifications for Board membership.

PROPOSAL 1 — ELECTION OF DIRECTORS
Election of Directors
Our Board has nominated each of the 10 nominees listed below for election at the Annual General Meeting, each to hold office until next year's Annual General Meeting. The Board has nominated each of these directors based on the recommendation of the Corporate Governance and Nominations Committee. Each nominee is presently a member of the Board and has agreed to serve if elected. Mr. Andreas Fibig will be stepping down from the Board when his current term expires on the date of the Annual General Meeting. Following the Annual General Meeting, the size of the Board therefore will be reduced from 11 to ten members.
The Board believes that its members possess a variety of skills, qualifications and experience that contribute to the Board's ability to oversee our operations and the growth of our business. The following paragraphs set forth information about the nominees.
Nominees

Ernest G. Bachrach, 65

Mr. Bachrach has been a member of our Board since 2001. He is a former partner and member of the board of directors of Advent International Corporation, a global private equity firm. He worked at Advent from 1990 to 2015 and held several senior positions during that time, including chairman of the firm's Latin American investment committee. He also served on Advent's global executive committee for 12 years. Prior to joining Advent, Mr. Bachrach was Senior Partner, European Investments, for Morningside Group, a private investment group. He is a member of the Endeavor Global, Inc. boards in Miami and Peru. He has a B.S. in Chemical Engineering from Lehigh University and an M.B.A. from Harvard Graduate School of Business Administration. Mr. Bachrach also serves on the Board of Governors of the Lauder Institute of the Wharton School of the University of Pennsylvania.

Skills and Qualifications: Mr. Bachrach's skills and experience as a former senior leader of a private equity firm provide our Board with knowledge of financial markets, financial expertise and experience in mergers and acquisitions, business development and corporate strategy. He also brings to the Board international business and board experience.

Vinitia Bali, 62

Ms. Bali has been a member of our Board since January 2018. She served as Chief Executive Officer of Britannia Industries, a publicly listed food company in India, from 2005 to 2014. Prior to that, she was Head of the Business Strategy practice in the U.S. at the Zyman Group, a consulting firm. She started her career in India at a Tata Group company in 1977, and joined Cadbury India in 1980, subsequently working for Cadbury in the United Kingdom, Nigeria and South Africa until 1994. From 1994 to 2003, she held senior positions in marketing and general management at The Coca-Cola Company in the U.S. and Latin America, becoming Global Head of Corporate Strategy in 2001. Ms. Bali serves as an advisory board member of PwC India, and is a non-executive director on the boards of Smith & Nephew plc, as well as several Indian companies, including CRISIL Ltd. and Syngene International Limited. She is a former non-executive director of Syngenta International AG. She also chairs the Board of the Global Alliance for Improved Nutrition (GAIN).

Skills and Qualifications:  Ms. Bali brings to our Board extensive leadership, management, operations, marketing, and international experience in the food industry and emerging markets, as well as public policy experience.

Enrique H. Boilini, 56

Mr. Boilini has been a member of our Board since 2001. He is a senior managing director of Lone Star Latin American Acquisitions LLC, an affiliate of Lone Star Funds, a global private equity firm. He is also a Managing Member at Yellow Jersey Capital, LLC, an investment management company which he established in 2002. Prior to establishing Yellow Jersey Capital, Mr. Boilini was a Managing Member of Farallon Capital Management, LLC and Farallon Partners,  LLC, two investment management companies, since 1996. Mr. Boilini joined Farallon in 1995 as a Managing Director. Prior to that, Mr. Boilini also worked at Metallgesellschaft Corporation, as the head trader of emerging market debt and equity securities, and also served as a Vice President at The First Boston Corporation, where he was responsible for that company's activities in Argentina. Mr. Boilini is a former member of the Board of TELECOM Argentina. He has also been a visiting professor at IAE Business School at Universidad Austral in Buenos Aires. Mr. Boilini received an M.B.A. from Columbia Business School in 1988 and a Civil Engineering degree from the University of Buenos Aires School of Engineering.

Skills and Qualifications:  Mr. Boilini brings to the Board significant financial, risk management and capital markets acumen, including knowledge of derivatives. He brings international business and board experience to the Board and also qualifies as an audit committee financial expert.

Carol M. Browner, 62

Ms. Browner has been a member of our Board since August 2013. She is a senior counselor at Albright Stonebridge Group, a global advisory firm that provides strategic counsel to businesses on government relations, macroeconomic and political risks, regulatory issues, market entry strategies, and environmental, social and corporate governance issues. From 2009 to 2011, she served as Assistant to President Barack Obama and director of the White House Office of Energy and Climate Change Policy. From 2001 to 2008, Ms. Browner was a founding principal of the Albright Group and Albright Capital Management LLC. Previously, she served as Administrator of the Environmental Protection Agency from 1993 to 2001. She chairs the board of the League of Conservation Voters. She holds a J.D. and B.A. from the University of Florida.

Skills and Qualifications:  Ms. Browner brings to the Board significant experience in regulation and public policy, the environment and sustainability, agriculture, energy and renewable fuels and advising large, complex organizations in both the public and private sectors.

Paul Cornet de Ways-Ruart, 50

Mr. Cornet de Ways-Ruart joined our Board in July 2015. He held senior roles at Yahoo! EMEA from 2006-2011, where he led Corporate Development before becoming its Senior Finance Director and Chief of Staff. Previously, Mr. Cornet de Ways-Ruart was Director of Strategy at Orange UK, a mobile network operator and internet service provider, and worked with McKinsey & Company in London and Palo Alto, California. He holds a Master's Degree in Engineering and Management from the Catholic University of Louvain and an MBA from the University of Chicago. Mr. Cornet de Ways-Ruart serves on the Board of Directors of Anheuser-Busch Inbev, Floridienne Group, Adrien Invest SCRL and several privately held companies.

Skills and Qualifications:  Mr. Cornet de Ways-Ruart brings to the Board experience in corporate strategy and M&A, international experience, as well as valuable insights into the food and beverage industry, including customer perspectives.

Andrew Ferrier, 59

Mr. Ferrier has been a member of our Board since 2012. He is Executive Chairman of Canz Capital Limited, a private investment company he founded in 2011. He served as Chief Executive Officer of Fonterra Co-operative Group Ltd., a leading New Zealand-based international dairy company, from 2003 to 2011. Previously, he served as President and Chief Executive Officer of GSW Inc., a Canadian consumer durable goods manufacturer, from 2000 to 2003. Prior to 2000, Mr. Ferrier spent 16 years in the sugar industry working in Canada, the United States, the United Kingdom and Mexico. From 1994 to 1999, Mr. Ferrier worked for Tate & Lyle, first as President of Redpath Sugars and subsequently as President and Chief Executive Officer of Tate & Lyle North America Sugars Inc. Mr. Ferrier has served as Chairman of New Zealand Trade and Enterprise, the national economic development agency, since November 2012 and since October 2014 has been Chairman of Orion Health Ltd. He also serves as a councillor of the University of Auckland.

Skills and Qualifications: Mr. Ferrier's experience as a former chief executive of a large international enterprise focused on agricultural exports, and his experience as a former senior executive in the sugar industry, provides our Board with extensive knowledge of agricultural and commodity industries, international experience and strategic, operational, management and marketing expertise.

Kathleen Hyle, 59

Ms. Hyle has been a member of our Board since 2012. She served as Senior Vice President of Constellation Energy and Chief Operating Officer of Constellation Energy Resources from November 2008 until her retirement in June 2012 following the completion of the merger of Constellation Energy with Exelon Corporation. From June 2007 to November 2008, Ms. Hyle served as Chief Financial Officer for Constellation Energy Nuclear Group and for UniStar Nuclear Energy, LLC, a strategic joint venture between Constellation Energy and Électricité de France. Ms. Hyle held the position of Senior Vice President of Finance for Constellation Energy from 2005 to 2007 and Senior Vice President of Finance, Information Technology, Risk and Operations for Constellation New Energy from January to October 2005. Prior to joining Constellation Energy, Ms. Hyle served as the Chief Financial Officer of ANC Rental Corp., the parent company of Alamo Rent-A-Car and National Rent-A-Car; Vice President and Treasurer of Auto-Nation, Inc.; and Vice President and Treasurer of The Black and Decker Corporation. Ms. Hyle is currently a director of AmerisourceBergen Corporation and is a former director of The ADT Corporation. She also serves on the Board of Trustees of Center Stage in Baltimore, MD. and is a former trustee of the Loyola University Maryland Sellinger School of Business and Management.

Skills and Qualifications:  Ms. Hyle brings to our Board extensive financial experience, enabling her to provide critical insight into, among other things, our financial statements, accounting principles and practices, internal control over financial reporting and risk management processes. Ms. Hyle qualifies as an audit committee financial expert. In addition, Ms. Hyle brings extensive management, operations, mergers and acquisitions, technology, corporate governance and regulatory compliance experience to our Board.

L. Patrick Lupo, 67

Mr. Lupo has been a member of our Board since 2006. He was appointed non-executive Chairman of our Board effective January 1, 2014, and previously served as our Lead Independent Director since 2010. He is the former chairman and chief executive officer of DHL Worldwide Express (DHL). Mr. Lupo joined DHL in 1976. He served as chairman and CEO from 1986 to 1997 and as executive chairman from 1997 to 2001. During his tenure at DHL, he also served as CEO, The Americas, and general counsel. Mr. Lupo received a law degree from the University of San Francisco and a B.A. degree from Seattle University. He is a former director of O2 plc, Ladbrokes plc (formerly Hilton Group plc) and a former member of the supervisory board of Cofra, AG.

Skills and Qualifications:  Mr. Lupo's experience as former chairman and chief executive officer of a major global logistics company provides valuable leadership, strategic, operations, management, financial and risk management skills to our Board, as well as insights into logistics, a critical element of our business. Additionally, his legal and governance experience provides our Board with important perspectives.

John E. McGlade, 64

Mr. McGlade has been a member of our Board since August 2014. He was chairman, president and CEO of Air Products from 2008 to 2014. He joined Air Products in 1976 and held positions in the company's Chemicals and Process Industries, Performance Materials and Chemicals Group divisions. He was appointed president and chief operating officer of Air Products in 2006 and retained the title of president when he was named as chairman and CEO two years later. Mr. McGlade serves on the board of directors of The Goodyear Tire & Rubber Company. He is a trustee of The Rider-Pool Foundation and the ArtsQuest Foundation, and a former trustee of Lehigh University.

Skills and Qualifications:  Mr. McGlade's background as a former chairman and chief executive of a global, publicly traded industrial business provides him valuable corporate leadership experience in international operations, strategy, management, finance, risk management, mergers and acquisitions and governance.

Soren Schroder, 56
Mr. Schroder became our CEO in June 2013. He has been a member of our Board since May 2013. From 2010 to 2013 he was CEO, Bunge North America, leading Bunge's business operations in the United States, Canada and Mexico. Since joining Bunge in 2000, he has served in a variety of agribusiness leadership roles at the Company in the United States and Europe. Prior to joining Bunge, he worked for over 15 years at Continental Grain and Cargill. He received a B.A. in Economics from Connecticut College.

Skills and Qualifications:  Having spent his career in the agribusiness industry, including as chief executive officer of our Company, Mr. Schroder brings to the Board extensive experience in international operations, management, commodity markets and risk management, strategy, financial experience, mergers and acquisitions and governance of a large, global publicly-traded company.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

DIRECTOR COMPENSATION
Our compensation program for non-employee directors is designed to enable us to attract, retain and motivate highly qualified directors to serve on our Board. It is also intended to further align the interests of our directors with those of our shareholders. Annual compensation for our non-employee directors in 2017 was comprised of a mix of cash and equity-based compensation. The Compensation Committee periodically receives competitive information on the status of Board compensation for non-employee directors from its independent compensation consultant and is responsible for recommending to the Board changes in director compensation. In 2017, after review of the competitive landscape, no changes were made to compensation of the Board of Directors.
Director Compensation Table
The following table sets forth the compensation for non-employee directors who served on our Board during the fiscal year ended December 31, 2017.

	Non-Employee Director Compensation (1)
Name	Fees Earned or Paid in Cash($)	Stock Awards(2)(3)($)	All Other Compensation (4)	Total($)
Ernest G. Bachrach	$115,000	$149,756	$877,170	$1,141,926
Enrique H. Boilini	$125,000	$149,756		$274,756
Carol M. Browner	$125,000	$149,756		$274,756
Paul Cornet de Ways-Ruart	$111,000	$149,756		$260,756
William Engels (5)	$41,667	$0		$41,667
Andrew Ferrier	$100,000	$149,756		$249,756
Andreas Fibig	$110,000	$149,756		$259,756
Kathleen Hyle	$121,000	$149,756		$270,756
L. Patrick Lupo	$215,000	$385,211		$600,211
John E. McGlade	$100,000	$149,756		$249,756

(1)	Represents compensation earned in 2017.

(2)
Each of the non-employee directors serving on the Board on the close of business on the date of Bunge's 2017 Annual General Meeting received an annual grant of 1,815 restricted stock units ("RSUs") on May 25, 2017. Mr. Engels did not receive a grant of RSUs as he stepped down from the Board on the date of the 2017 Annual General Meeting. Annual grants vest on the first anniversary of the date of grant (May 25, 2018), provided the director continues to serve on the Board on such date. In addition, as part of Mr. Lupo's compensation for serving as non-executive Chairman, he was granted 1,030 RSU's on January 3, 2017 for service from January 1st through May 24th (vesting on May 25, 2017) and 1,945 RSUs on May 25, 2017 for service from May 25, 2017 through May 24, 2018 (vesting on the first anniversary of the date of grant). The two Chairman grants for Mr. Lupo were made to align his awards with the annual grant cycle. The average of the high and low sale prices of Bunge's common shares on the New York Stock Exchange on January 3, 2017 was $72.79 and on May 25, 2017 was $82.51.

(3)
The amounts shown reflect the full grant date fair value of the award for financial reporting purposes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718") (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in Bunge's audited financial statements. See Note 24 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 regarding assumptions underlying the valuation of equity awards. Other than the RSUs reported above and associated dividend equivalents, no director had any other stock awards outstanding as of December 31, 2017. The number of awards granted and outstanding excludes dividend equivalents. The closing price of Bunge's common shares on the NYSE on December 29, 2017 was $67.08.

(4)
Represents the distribution of Mr. Bachrach’s entire account balance under the Bunge Limited Deferred Compensation Plan for Non-Employee Directors. Pursuant to Section 457A of the Internal Revenue Code, all amounts credited under this plan were required to be distributed to participants no later than December 31, 2017. Mr. Bachrach’s account balance was distributed to him in Bunge Common Shares

(5)	Mr. Engels stepped down from the Board effective May 25, 2017.

Directors' Fees. Non-employee directors received the following fees in 2017: (i) an annual retainer fee of $100,000; (ii) an annual grant of time-based restricted stock units with a targeted value of $140,000, (iii) an annual fee of $15,000 for service as committee chair on any committee, except for the Chair of the Audit Committee, who received an annual fee of $20,000 due to the added workload and responsibilities of this committee; and (iv) an annual fee for each member of the Audit Committee of $10,000 due to the added workload and responsibilities of this committee. No fees are paid for service as a member of any other Board committee. In 2017, our non-executive Chairman received a supplemental annual retainer consisting of $100,000 in cash and a targeted value of $150,000 in time-based restricted stock units. In addition, although directors do not receive an annual Board or committee meeting attendance fee, if the Board and/or a committee meets in excess of ten times in a given year, each director receives a fee of $1,000 for each additional meeting attended.
Bunge also reimburses non-employee directors for reasonable expenses incurred by them in attending Board meetings, committee meetings and shareholder meetings.
2017 Non-Employee Directors Equity Incentive Plan. The 2017 Non- Employee Directors Equity Incentive Plan (the "2017 NED Plan"), approved by our shareholders in May 2017, replaced the 2007 Non-Employee Directors Equity Incentive Plan described below. The 2017 NED Plan, unless otherwise determined by the Compensation Committee, provides for (i) an annual equity award to each continuing non-employee director as of the date of Bunge's annual general meeting of shareholders and (ii) an equity award upon a new non-employee director's initial election or appointment to the Board. A Non-Employee Director who is elected or appointed to the Board other than on the date of an Annual Meeting shall receive, as of the date of such election or appointment, a pro rata portion of the annual equity award made to Non-Employee Directors generally on the immediately preceding date of grant based on the number of days from the date of election or appointment to the next Annual Meeting. The value, type and terms of such awards are determined by the Compensation Committee; however, the grant date fair value of all awards payable in common shares to each non-employee director during any calendar year may not exceed $540,000. Bunge may grant non-qualified stock options, stock appreciation rights, restricted stock units and other forms of awards that generally are based on the value of our common shares under the 2017 NED Plan. Unless otherwise determined by the Compensation Committee, equity awards generally vest on the date of the first annual general meeting of shareholders following the applicable grant date, provided the director continues to serve on the Board until such date. Unless prohibited by the plan or the Compensation Committee determines otherwise prior to a change in control, upon the occurrence of a change in control and either (i) a successor fails to assume, substitute or replace outstanding awards or (ii) a Non-Employee Director’s service is terminated on or before the occurrence of the first anniversary of the change in control: (1) any restricted stock units and other forms of award shall immediately vest; and (2) any outstanding and unvested non-qualified stock options and stock appreciation rights shall become immediately exercisable. The 2017 NED Plan provides that up to 120,000 common shares may be issued under the plan. As of December 31, 2017, 18,280 shares had been granted.
2007 Non-Employee Directors Equity Incentive Plan. The 2007 Non- Employee Directors Equity Incentive Plan, adopted in 2007, provides for (i) an annual equity award to each continuing non-employee director as of the date of Bunge's annual general meeting of shareholders and (ii) an equity award upon a new non-employee director's initial election or appointment to the Board, which consists of a pro rata portion of the award made to non-employee directors generally on the immediately preceding date of grant. The value, type and terms of such awards shall be approved by the Board based on the recommendation of the Compensation Committee. Bunge may grant non-qualified stock options, shares of restricted stock, restricted stock units and deferred restricted stock units under the 2007 Non-Employee Directors Equity Incentive Plan. Unless otherwise determined by the Compensation Committee, stock options become vested and exercisable on or after the third anniversary of the date of grant. The exercise price per share for each stock option is equal to the fair market value of a common share on the option grant date, as provided in the plan. Outstanding stock options remain exercisable for a period of ten years after their grant date. Annual restricted stock unit awards generally vest on the first anniversary of the date of grant, provided the director continues to serve on the Board until such date. The 2007 Non-Employee Directors Equity Incentive Plan provides that up to 600,000 common shares may be issued under the plan. Following approval of the 2017 NED Plan, and as of December 31, 2017, no additional shares may be issued under the plan.
Non-Employee Directors Deferred Compensation Plan. Our Deferred Compensation Plan for Non-Employee Directors (the "Non-Employee Directors Deferred Compensation Plan"), a non-tax qualified deferred compensation plan, is designed to provide non-employee directors with an opportunity to elect to defer receipt of all or a portion of their annual cash fees. Amounts deferred are credited in the form of hypothetical share units that are approximately equal to the fair market value of a Bunge common share on the date that fees are otherwise paid. Participants' deferral accounts will be credited with dividend equivalents, in the form of additional share units, in the event Bunge pays dividends to holders of its common shares. Distributions are made in the form of Bunge common shares or cash, as elected by the participant. Upon a change of control of Bunge, a participant will receive an immediate lump sum distribution of his or her account in cash or Bunge common shares, as determined by the Compensation Committee. As of January 1, 2009, participants no longer have the option to defer any portion of their annual cash fees pursuant to the Non-Employee Directors Deferred Compensation Plan as a result of the adoption of

Section 457A of the Internal Revenue Code. Additionally, all amounts previously deferred under the Non-Employee Directors Equity Incentive Plan were distributed to participants in December 2017.
Non-Employee Director Share Ownership Guidelines. To further align the personal interests of the Board with the interests of our shareholders, the Board has established share ownership guidelines for the minimum amount of common shares that are required to be held by our non-employee directors. These guidelines are required to be met within five years of a non-employee director's initial appointment or election to the Board. For non-employee directors, the guideline is five times the annual cash retainer fee paid by Bunge to its non-employee directors (i.e., $500,000). Shares deemed to be owned for purposes of the share ownership guidelines include shares directly owned by the director, shares underlying hypothetical share units held under the Non-Employee Directors Deferred Compensation Plan and 50% of the difference between the exercise price of a vested, in-the-money stock option and the fair market value of a Bunge common share. Unvested stock options or restricted stock units do not count toward satisfaction of the guidelines. Furthermore, our non-employee directors are required to hold 100% of the net shares acquired through Bunge's equity incentive plans until the guidelines are met.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section of the proxy statement provides an overview of our executive compensation program and an analysis of the decisions made with respect to the compensation of our Named Executive Officers in 2017. For 2017 our Named Executive Officers were:

•	Soren Schroder, Chief Executive Officer ("CEO")

•	Thomas Boehlert, Chief Financial Officer

•	Raul Padilla, CEO Bunge Brazil and Managing Director, Sugar & Bioenergy

•	Brian Thomsen, Managing Director, Bunge Global Agribusiness and CEO, Bunge Product Lines

•	Gordon Hardie, Managing Director, Food and Ingredients

COMPENSATION DISCUSSION AND ANALYSIS CONTENTS

COMMITMENT TO SHAREHOLDERS
SHAREHOLDER ENGAGEMENT AND COMPENSATION GOVERNANCE
Strong governance, driven by best practice and feedback from shareholders. We value the opinions of our shareholders as expressed through their votes and other communications and annually submit our executive compensation program to a shareholder advisory "say on pay" vote. Through our shareholder engagement outreach program, we receive valuable feedback on the issues that are most important to them, including our executive compensation program and our business and strategic direction. In the past five years, our non-executive Chairman, L. Patrick Lupo, and members of Bunge's senior management team, have engaged with institutional investors representing approximately 35% - 40% of our outstanding shares. In these discussions, we seek to highlight a strong historical alignment of pay and performance driven by a CEO pay mix that is substantially performance-based and tied to pre-established performance metrics and goals that incentivize the creation of sustainable, long-term shareholder value.
Based on feedback received from our shareholders, as well as the Committee's consideration of competitive market practices, and its goal of continuing to link compensation to the achievement of our business plans and strategies, we have made meaningful changes to our executive compensation program in recent years, and will continue to do so as appropriate to maintain a strong link between executive pay and performance:

•	Added Return on Invested Capital (ROIC) to our long-term performance objectives in our Performance-Based Restricted Stock Unit (PBRSU) program, and equally weighted Earnings Per Share (EPS) and ROIC.

•	Committed to limiting the use of time vesting restricted stock unit awards to maintain our emphasis on performance-based compensation.

•	Added a provision to our stock ownership guidelines to provide more meaningful holding requirements up to 100% of shares acquired through equity plans.

•	Increased the weighting of PBRSUs in each executive's long-term pay targets, from 50% to 60%, and further aligned PBRSU goal setting with Bunge's long-term business and strategic plans.

•
Revised the annual incentive plan so that a larger percentage of a participant's award is based on total Bunge results. For our Named Executive Officers, a minimum of 40% of annual incentive is based on Bunge Limited's overall performance. For the remainder of participants, a minimum of 30% of annual incentive must be based on Bunge's total performance.

In addition, Bunge is committed to clarity of compensation disclosures and maintaining strong compensation governance practices to support our pay for performance principles and further align the program with the interests of our shareholders. We have adopted a number of "best practices" with respect to executive compensation, including:

•
Robust stock ownership guidelines for executive officers and directors (6x base salary for CEO; 3x base salary for other Named Executive Officers and 5x annual retainer for directors), with holding requirements on 100% of shares vested if the guideline is not met within the designated time frame.

•	Use of multiple performance metrics for annual and long-term incentives and comprehensive disclosure of incentive plan performance metrics and goals.

•
Long-term incentives that are 100% performance-based, with 60% in Performance-Based Restricted Stock Units that are only earned upon achievement of pre-established goals and 40% in stock options that only have value when there is an increase in shareholder value.

•	No golden parachute excise tax gross ups.

•	Executive compensation clawback policy applicable to all executive officers.

•	Anti hedging and anti pledging policy; transactions in company stock require pre-clearance and are subject to black-out periods.

•	Double trigger change of control provisions.

•	Equity incentive plan provisions that prohibit repricing of stock options without shareholder approval.

•	Use of an independent compensation consultant by the Committee.

•	Annual compensation risk assessment for employee incentive plans.

•	Limited perquisites.
2017 SAY-ON-PAY VOTE
Strong support from shareholders.  At our 2017 Annual General Meeting, 90% of the votes cast on our annual say on pay ballot item were in favor of our executive compensation program. We believe that the continuing overall level of support reflects the success of our shareholder outreach efforts and shareholder endorsement of the structure and outcomes of our executive compensation program.

OVERVIEW
PAY AND PERFORMANCE
Performance drives pay. The Committee actively monitors the relationship between pay and performance, and strives to maintain a strong relationship between the two.
PERFORMANCE AND STRATEGIC HIGHLIGHTS
2017 demanded entrepreneurship and flexibility in our decision making as Bunge responded to changing market conditions.
Our highlighted achievements:

▪	Simplified our operating model into three regions, enhancing our integrated approach and driving further efficiencies and economies of scale.

▪	Acquisition of IOI Loders Croklaan positions Bunge as a global leader in value-added food ingredient solutions with the largest integrated supply of business-to-business oils in the world.

▪	Took numerous actions to exit or discontinue efforts in non-strategic and non-performing assets.

▪	Delivered $40 million in SG&A cost savings through our Global Competitiveness Program and $110 million of industrial cost savings, exceeding our 2017 targets for both programs.

▪	Reduced CapEx $188 million below our original 2017 target.

▪	Reduced our cash cycle by 3.5 days, allowing us to grow volumes by approximately 10 million tons while holding working capital relatively flat.

▪	Generated approximately $1 billion in operating cash flows and $900 million in adjusted funds from operations, allowing us to increase our dividend for the 16th consecutive year.
We continued our commitment to sustainability, collaborating across the value chain to continue to reduce our environmental footprint.
PAY STRUCTURE AND HIGHLIGHTS
Financial and shareholder performance driven. In furtherance of our pay for performance objectives, it is our practice to deliver the majority of Named Executive Officer compensation in the form of performance-based equity awards with multi-year vesting. Additionally, our use of PBRSUs, with vesting contingent on achieving specific long-term financial performance metrics, further reinforces the performance driven nature of our executive compensation program.
Elements of Executive Compensation

Base Salary
Varies based on experience, skill level, individual contributions, and country specific geographic circumstances
Annual Incentive
Driven by achievement of company, business unit and individual performance against strategic priorities
Long-Term Incentive
Aligns interests of executives with shareholders and drives achievement of sustained long-term value creation
Targeted to market median for median performance
Annual
Three Years
Cash
Performance Based Restricted Stock Units
Stock Options
Bunge Performance
Share Price Appreciation
Business Unit Performance
ROIC
EBIT / Net Income
EPS
ROIC
Individual Performance Against Strategic Priorities

EBIT = Earnings Before Interest and Taxes
EPS = Fully Diluted Earnings Per Share from Continuing Operations
ROIC = Return on Invested Capital

Target Mix of Executive Compensation1
Highly performance leveraged and focused on long-term, equity incentives. On average, our Named Executive Officers have 55% of total compensation targeted to be paid in long-term, equity-based incentives. Our CEO's targeted compensation is designed to place an even larger portion of total pay at risk in the form of long-term equity awards to reflect the greater level of responsibility he has for Bunge's overall performance.

(1) 2017 base salary, target 2017 annual cash incentive, 2017 target value of equity awards at grant. Other NEO target represents the average of the Named Executive Officers, excluding the CEO.

A significant portion of CEO pay is at risk for long-term performance, and the ultimate value earned is highly dependent upon shareholder returns. The reported value of long-term incentives granted to our CEO represents the potential or expected value of those awards over the long-term, based on certain assumptions used for accounting purposes. Given their long-term nature, our CEO will only realize, or receive, actual compensation from these awards over time, and the value of that compensation will be highly dependent upon Bunge's financial and stock price performance.

•
Long-term focused: Upon grant, the potential value of PBRSUs is conditioned upon a three-year vesting and performance period, while the potential value of stock options can be realized over the course of ten years. As of December 31, 2017 our CEO has realized, or received, 8% ($1,352,601.12) of the value of long-term awards granted to him in the past three years and reported in the Summary Compensation Table on page 48 of this proxy statement.

•
Value directly related to Bunge shareholder value: As of December 31, 2017, the actual total value (realized and unrealized) of grants made to our CEO over the past three years was 74% of that reported in the Summary Compensation Table included in this proxy statement.

We believe this illustrates the long-term, shareholder-focused nature of compensation opportunities provided to our executives.

Market Value @ Grant	$81.68	$50.07	$81.00

(1)
Represents the value reported in the Summary Compensation Table on page 48 of this proxy statement (■) for each of the most recent three years' grants compared to the total value of those grants (realized plus the unrealized value) as of December 31, 2017 (■) . For unrealized value, all unvested RSUs (both time- and performance-based) are valued based on the target number of shares awarded and all options are valued based on the difference in the exercise price and closing price of Bunge stock. The closing price of $67.08 on December 29, 2017 is used to calculate the value of the awards.

With a substantially long-term leveraged total compensation package, CEO pay can be highly variable and is contingent upon how Bunge performs for its shareholders.
Our long standing practice of tracking total shareholder return performance and pay for our CEO relative to our executive compensation Peer Group allows us to assess the results of our pay practices over time to ensure payouts are appropriately calibrated relative to our returns to shareholders. Over time, our total return to shareholders relative to our peers is consistent with the compensation delivered to our CEO relative to the same peers:

(1)
Relative total direct realizable compensation (Relative TDC) is comprised of: (i) base salary; (ii) annual incentive awards reflected as a three year average of actual awards paid for the corresponding period; and (iii) equity incentive awards for the corresponding period as follows: (a) stock options: current Black Scholes value; (b) PBRSUs: in cycle awards are assumed to be paid out at target and earned awards are reflected based on actual amounts paid out; and (c) time based restricted stock units at current intrinsic value.

(2)
For the relative total shareholder return (or Relative TSR) comparison, all components are calculated on a comparable basis for Bunge and the Peer Group companies. See page 31 of this proxy statement for a discussion of our executive compensation Peer Group.

PERFORMANCE METRICS
Aligned with business strategies and plans, focused on driving long-term value creation.  Consistent with our pay for performance principles, the Committee chooses financial performance metrics under the annual and equity incentive plans that support our short- and long-term business plans and strategies, and incentivize management to focus on actions that create sustainable long-term shareholder value. In setting targets for short- and long-term performance metrics, the Committee considers our annual and long-term business goals and strategies and certain other factors, including our past variance to targeted performance, economic and industry conditions, and practices of the Peer Group. The Committee sets challenging, but achievable, goals, including those that are attainable only as a result of exceptional performance. The Committee recognizes that performance metrics may need to change over time to reflect evolving business priorities and market practices. Accordingly, the Committee continues to annually reassess the performance metrics we use.

DETERMINING COMPENSATION
ROLE OF THE COMPENSATION COMMITTEE
Ensure strong governance and adherence to pay for performance principles.  The Committee is comprised of non-employee independent directors and is responsible for the governance of our executive compensation program, including but not limited to designing, reviewing and overseeing the administration of our executive compensation program. Each year, the Committee reviews and approves all compensation decisions relating to the Named Executive Officers. Generally, all decisions with respect to determining the amount or form of Named Executive Officer compensation are made by the Committee in accordance with the methodology described below.
When making compensation decisions, the Committee analyzes data from the Comparator Groups (as described on page 31 of this proxy statement) as well as tally sheets prepared by our human resources department for each of the Named Executive Officers. The tally sheets provide the Committee with the following information:

•
The dollar amount of each material element of compensation (base salary, annual cash incentive awards, long-term equity based incentive awards, retirement benefits and executive benefits and perquisites);

•	Historical equity grants;

•	Expected payments under selected termination of employment, retirement and change of control scenarios; and

•	Progress toward satisfaction of share ownership guidelines.
The tally sheets provide the Committee with a comprehensive view of the various elements of actual and potential future compensation of our Named Executive Officers, allowing the Committee to analyze both the individual elements of compensation and the aggregate total amount of actual and potential compensation in making decisions.
In addition to reviewing data from the Comparator Groups and tally sheets, the Committee also considers a number of factors that it deems important in setting target total direct compensation for each Named Executive Officer:

•	Individual responsibilities, experience and achievements of the Named Executive Officer and potential contributions towards Bunge's performance;

•	Recommendations from its independent compensation consultant;

•	Recommendations from the CEO and Chief Human Resources Officer (for officers other than themselves); and

•	Historical relationship between CEO pay and performance against the Peer Group.
The differences in target compensation levels among our Named Executive Officers are primarily attributable to the differences in the median range of compensation for similar positions in the Comparator Groups and the factors described above.
ROLE OF EXECUTIVE OFFICERS
Assist the Committee in executing on our pay for performance strategy. The CEO assists the Committee in setting the strategic direction of our executive compensation program; evaluates the performance of the Named Executive Officers (excluding himself); and makes recommendations to the Committee regarding their compensation in consultation with the Chief Human Resources Officer. The CEO and the Chief Human Resources Officer also participate in developing and recommending the performance criteria and measures for our Named Executive Officers under our annual and equity incentive plans for consideration by the Committee. Although the Committee gives significant weight to the CEO's recommendations, the Committee retains full discretion in making compensation decisions.
No other executive officers participated in the executive compensation process for 2017. Bunge's human resources department, under the supervision of the Chief Human Resources Officer, also supports the Committee in its work and implements our executive compensation program.
ROLE OF COMPENSATION CONSULTANT
Provide the Committee independent advice in fulfilling its mission. Pursuant to its charter, the Committee is empowered to hire outside advisors as it deems appropriate to assist it in the performance of its duties. The Committee has sole authority to retain or terminate any such advisors and to approve their fees.
The Committee has retained Semler Brossy Consulting Group ("Semler Brossy") as its independent compensation consultant to provide information, analysis, and objective advice regarding our executive compensation program. Management has no role in the Committee selecting Semler Brossy. The Committee periodically meets with Semler Brossy to review our executive compensation program and discuss compensation matters. For 2017, Semler Brossy performed the following functions at the Committee's request:

•	Assisted the Committee in the review and assessment of the Peer Group;

•	Compared each element of the Named Executive Officers' target total direct compensation opportunity with the corresponding compensation elements for the Comparator Groups to assess competitiveness;

•
Prepared an analysis of pay and performance relative to the Peer Group and other comparator groups used by proxy advisory firms to support the Committee's goal of aligning our executive compensation program with shareholders' interests;

•	Prepared the compensation risk assessment for Bunge executives and reviewed the compensation risk assessment for non-executive roles prepared by management;

•	Advised the Committee with respect to the value of long-term incentive awards;

•	Advised the Committee on competitive pay practices for non-employee director compensation;

•	Prepared presentations for the Committee on general U.S. trends and practices in executive compensation;

•	Supported the Committee in its review of the Compensation Discussion and Analysis; and

•	Advised the Committee on the design of executive incentive programs and arrangements.

•	Advised the Committee on competitive practice with respect to executive severance and change in control arrangements.
The Committee reviews its relationship with Semler Brossy annually. The process includes a review of the quality of the services provided, the fee structure for the services, and the factors impacting Semler Brossy's independence under the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. The Committee has concluded that no conflict of interest exists that would prevent Semler Brossy from independently advising the Committee.
COMPETITIVE MARKET POSITIONING
Opportunities to earn superior pay for superior performance.  Bunge uses various methods to determine the elements of our executive compensation program and review current compensation practices and levels. Our executive compensation program strives to provide a mix of base salary, target annual cash incentive awards and target annual long-term equity-based incentive award values (referred to, in aggregate, as target total direct compensation) that is aligned with the program's principles and objectives and is competitive with compensation provided by a peer group of selected publicly-traded companies.

The Committee, in consultation with its independent compensation consultant, Semler Brossy, selects a number of peer group companies (the "Peer Group") having one or more of the following characteristics:

The Committee periodically reviews the composition of the Peer Group and, as appropriate, updates it to ensure continued relevance and to reflect mergers, acquisitions or other business related changes that may occur. The composition of the companies comprising the Peer Group remained unchanged from 2016, with the exception of the replacement of MeadWestvaco with WestRock as the result of a merger.

50% Peers

- Air Products & Chemicals Inc.
- Alcoa Inc.
- Archer Daniels Midland Company
- ConAgra Foods Inc.
- FedEx Corp.
- General Mills Inc.
- International Paper Company
- Kellogg Company
- Monsanto Company
- The Mosaic Company
- PotashCorp
- PPG Industries, Inc.
- Praxair Inc.
- Tyson Foods, Inc.
- United Parcel Service, Inc.
- U.S. Steel Company
- WestRock

50% General Industry

- Companies are chosen from relevant industries based on business characteristics, profit margin composition, staffing model, and global footprint.
- Size screens determine the final firms included for comparison - 0.2x - 1.5x Bunge's adjusted revenue and approximately 0.5x – 3x Bunge's market capitalization.
- Mr. Thomsen's total compensation is further evaluated using commodity trading data from companies in the McLagan Fixed Income Sales and Trading Survey.

In determining Named Executive Officer compensation, the Committee reviews a market analysis prepared by Semler Brossy which includes equally weighted general industry and Peer Group compensation data provided by

Towers Watson and McLagan. This data enables the Committee to compare the competitiveness of Named Executive Officer compensation based on their individual responsibilities and scope against comparable positions within our Peer Group and a broader general industry group of public companies. The Peer Group and other data sources are referred to collectively as the "Comparator Groups."
Neither Towers Watson nor McLagan makes recommendations or participates with the Committee in discussions regarding the determination of amounts or forms of compensation for the Named Executive Officers. Towers Watson and McLagan from time to time provide other compensation consulting services to management.
As an initial guideline, the Committee generally seeks to set target total direct compensation levels for each Named Executive Officer within a range (+/- 15%) of the median of the Comparator Groups. Our executive compensation program retains the flexibility to set target total direct compensation above or below the median of the Comparator Groups in the Committee's reasonable discretion in order to recognize factors such as market conditions, job responsibilities, experience, skill sets and ongoing or potential contributions to Bunge. In addition, actual compensation earned in any annual period may be at, above, or below the median depending on the individual's and Bunge's performance for the year.

PRINCIPAL ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
BASE SALARY
Compensation for responsibilities, skill and experience.  A portion of annual cash compensation is paid as base salary to provide Named Executive Officers with an appropriate level of security and stability as well as to provide a competitive level of pay for the execution of their key responsibilities. Base salaries for the Named Executive Officers are reviewed on an annual basis, and in connection with a promotion or other change in responsibilities. The Committee establishes base salaries for the Named Executive Officers based on a number of factors, including:

•	Evaluation of the executive's scope of responsibilities;

•	Experience, contributions, skill level and level of pay compared to comparable executives in the Comparator Groups;

•	Recommendations from Semler Brossy; and

•	Recommendations from the CEO, in consultation with the Chief Human Resources Officer, for each Named Executive Officer other than the CEO.
There is no set schedule for base salary increases. Salary increases are periodically provided based on competitive factors or in connection with an increase in responsibilities. Base salaries are generally targeted at approximately the median level for comparable executives in the Comparator Groups. The Committee did not increase the base salaries of the Named Executive Officers in 2017:

Executive	2017 Base Salary (as of 12/31/2017)

Soren Schroder	$1,300,000
Thomas Boehlert	$680,000
Raul Padilla (1)	$1,146,090
Brian Thomsen (2)	$817,440
Gordon Hardie	$700,000

(1)	Amounts shown have been converted from Brazilian reais to U.S. dollars at the exchange rate of 0.3020 U.S. dollars per Brazilian real as of December 31, 2017.

(2)	Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.0218 U.S. dollars per Swiss franc as of December 31, 2017
The base salary earned by each Named Executive Officer is set forth in the "Salary" column of the Summary Compensation Table on page 48 of this proxy statement.
ANNUAL CASH INCENTIVE AWARDS
Drive achievement of short-term progress toward long-term value creation.    The Committee provides Named Executive Officers an opportunity to earn cash incentive awards under Bunge's Annual Incentive Plan, an annual, performance-based incentive plan that is available to a broad group of employees. The Annual Incentive Plan provides a cash incentive that is directly related to the achievement of predetermined financial and strategic measures, based on a formula related to total Bunge, business unit (segment and/or operating company) and individual performance and contributions that drive annual results aligned with our long-term goals.
Target annual cash incentive award opportunities under the Annual Incentive Plan are established by the Committee using analyses of comparable executives in the Comparator Groups and based on a percentage of each Named Executive Officer's base salary. The Committee generally sets target annual cash incentive opportunities for Named Executive Officers at approximately the median level for comparable executives in the Comparator Groups. The following target annual incentive awards were established by the Committee for 2017:

Executive	2017 Target Annual Incentive as a Percent of Base Salary	2017 Target Annual Incentive Award Opportunity

Soren Schroder	160%	$2,080,000
Thomas Boehlert	100%	$680,000
Raul Padilla (1)	100%	$1,146,090
Brian Thomsen (2)	150%	$1,226,160
Gordon Hardie	100%	$700,000

(1)	Amounts shown have been converted from Brazilian reais to U.S. dollars at the exchange rate of 0.3020 U.S. dollars per Brazilian real as of December 31, 2017.

(2)	Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.0218 U.S. dollars per Swiss franc as of December 31, 2017.
Performance is heavily weighted towards the achievement of financial performance metrics. The actual annual incentive awards earned by each Named Executive Officer may be above, at, or below the established target level based on Company and/or business unit financial performance and the Named Executive Officer's individual performance metrics attained for the relevant year. In order to receive a partial incentive award under the Annual Incentive Plan, a threshold level of performance must be attained with respect to the performance metrics. If threshold performance levels are not achieved, no payout is made. Maximum performance levels provide an incentive to significantly enhance performance and are set at challenging levels. Incentive opportunities are subject to caps on the amounts that can be earned, so as not to encourage undue risk taking.
For 2017, the Named Executive Officers were eligible to receive an annual cash incentive award ranging from 0 percent to 250 percent of their target annual incentive award opportunity. Achievement of 250 percent of target requires both financial and individual performance at maximum levels, and is expected to be achieved in only rare circumstances.
Financial Performance Metrics
Reward achievement of earnings and capital efficiency targets.    For 2017, the Committee allocated Annual Incentive Plan metrics between (i) return on invested capital ("ROIC") for Bunge Limited as a whole and/or for the business unit for which a Named Executive Officer had primary responsibility and (ii) net income from continuing operations after non-controlling interest for Bunge Limited as a whole and/or EBIT of its business units, based on the primary responsibilities of the Named Executive Officer. All Named Executive Officers have a minimum of 40% of their annual incentive opportunity based on Bunge Limited performance as a whole. Target levels are aligned with the annual business plan and reflect the achievement of market competitive financial performance.

•
ROIC measures the relationship between profits and the invested capital used in our businesses. As Bunge operates in a number of capital intensive businesses, ROIC allows us to measure management's ability and efficiency in using capital to generate profits.

•
Net income from continuing operations after non-controlling interest (net income) measures profitability of ongoing business operations of Bunge Limited as a whole adjusted for non-controlling interests. The Committee views net income from continuing operations after non-controlling interest as a useful measure of the overall profitability of ongoing business operations.

•
EBIT measures earnings before interest and income tax expense. The Committee views EBIT as a useful measure of a business unit's performance without regard to its financing methods or capital structure. EBIT is a financial measure that is widely used by analysts and investors in Bunge's industries.

For 2017, the Committee established the following performance weightings under the Annual Incentive Plan. The weightings assigned to Mr. Padilla, Mr. Thomsen, and Mr. Hardie reflect responsibility for their respective business segments.

	Bunge Limited	Business		Individual
Soren Schroder	80%			20%
Thomas Boehlert	80%			20%
Raul Padilla	40%	Brazil Agribusiness	15%	20%
		Brazil Food & Ingredients	15%
		Global Sugar & Bioenergy	10%
Brian Thomsen	40%	Global Agribusiness	40%	20%
Gordon Hardie	40%	Global Food & Ingredients	40%	20%

Performance Metric	ROIC 60% Net Income 40%	ROIC 60% EBIT 40%	Strategic Objectives 100%

The following table sets forth the threshold, target and maximum performance goals established for the financial metrics under the Annual Incentive Plan for 2017 and the actual results achieved against those metrics (dollar amounts are in millions of U.S.$):

Business Unit or Segment	Threshold	Target	Maximum	Actual
Bunge Ltd.
Net Income	$498.2	$755.8	$1,099.4	$351.1
ROIC	4.6%	7.0%	10.2%	4.7%
Brazil Agribusiness
EBIT	$216.2	$328.1	$477.2	$263.8
ROIC	6.8%	10.4%	15.1%	10.9%
Brazil Food & Ingredients
EBIT	$51.6	$78.3	$113.9	$66.1
ROIC	4.8%	7.2%	10.5%	7.4%
Global Sugar & Bioenergy
EBIT	$66.7	$101.2	$147.2	$18.5
ROIC	3.0%	4.5%	6.5%	1.4%
Global Agribusiness
EBIT	$568.7	$862.8	$1,255.0	$362.8
ROIC	4.9%	7.5%	10.9%	4.0%
Global Food & Ingredients
EBIT	$168.9	$256.3	$372.7	$228.0
ROIC	5.1%	7.7%	11.3%	7.4%
Amounts used to determine performance against financial metrics are derived from our audited financial statements. Under the terms of the Annual Incentive Plan, the Committee may adjust actual results achieved, in its discretion, if it determines that such adjustment is appropriate to reflect unusual, unanticipated or non-recurring items or events. Consistent with past practice and according to pre-established principles, in calculating payouts for 2017 Annual Incentive Plan awards, the Committee chose to exclude certain gains and charges as disclosed in the Company's earnings release filed on Form 8-k on February 14, 2018. In addition, the Committee made several other adjustments for one-time, extraordinary items related to the disposition of non-strategic assets and certain tax-related items resulting from effective tax planning:

•	Increase in net income and ROIC, at the Bunge Limited level, resulting from $16 million in indirect tax credits on prior purchases in our Brazilian Sugar Mills.

•
$6 million increase in net income, at the Bunge Limited level. resulting from a gain on the disposition of interest in freight processing rights in Brazil. Associated impact on Bunge Limited ROIC and Brazil Agribusiness EBIT.

•	Increase in net income of $55 million, and associated increase in ROIC, at the Bunge Limited level, associated with proactive tax planning in Singapore, Argentina, and China.
Individual Performance Metrics
Reward successful execution of strategic initiatives.  In addition to the attainment of financial metrics, each Named Executive Officer was evaluated on the achievement of individual performance objectives that relate to the achievement of specific aspects of our business plans and strategies, as well as other initiatives relating to the executive's position.
2017 Annual Incentive Award Determinations
Following completion of audited financial results for the prior fiscal year, the Committee reviews and approves the annual incentive awards based on the results achieved against financial metrics and individual performance metrics as described above.

The following table sets forth the actual incentive awards paid to each Named Executive Officer for performance achieved in 2017:

Executive	2017 Calculated Payout as a Percent of Target	2017 Actual Annual Incentive

Soren Schroder	48%	$1,000,000
Thomas Boehlert	54%	$370,000
Raul Padilla (1)	66%	$751,980
Brian Thomsen (2)	38%	$470,028
Gordon Hardie	74%	$520,000

(1)	Amounts shown have been converted from Brazilian reais to U.S. dollars at the exchange rate of 0.3020 U.S. dollars per Brazilian real as of December 31, 2017.

(2)	Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.0218 U.S. dollars per Swiss franc as of December 31, 2017.
The actual amount awarded to each Named Executive Officer is also set forth in the "Non Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 48 of this proxy statement.
Annual Product Line Incentive Awards
Reflects unique responsibilities for trading businesses.  Brian Thomsen, in his dual role as Managing Director, Bunge Global Agribusiness and CEO, Bunge Product Lines, participated in two performance-based annual incentive opportunities in 2017. As Managing Director, Bunge Global Agribusiness, Mr. Thomsen participated in the Annual Incentive Plan, consistent with other Named Executive Officers as described above. In addition, to reflect his responsibilities as CEO, Bunge Product Lines, Mr. Thomsen also participated in the product line annual incentive award opportunity based on the trading profits earned by Bunge's agribusiness product lines.
This award opportunity is linked directly to the achievement of pre-established performance objectives aligned with the long-term success and strategic goals of our agribusiness product lines. The award, when combined with the annual incentive, is intended to align the compensation we provide for this position with that provided to comparable executives in commodity trading environments in the Comparator Groups. The award payout is based on actual performance achieved by the product lines, and in order to receive an award payout, a threshold performance level must be achieved. Mr. Thomsen was eligible to receive an award opportunity ranging from 0 percent to 250 percent of his target award for 2017. The target award was 150% of base salary or $1,226,160, converted from Swiss francs to U.S. dollars at the exchange rate of 1.0218 U.S. dollars per Swiss franc as of December 31, 2017.
The performance metric used for the product line incentive award is Risk Adjusted Profit. We define Risk Adjusted Profit as the aggregate profits generated from our global risk management activities in the agribusiness product lines (based on adjusted earnings before interest and taxes), after applying working capital and risk capital charges to take into account the amount of capital utilized and the underlying risk taken during the year.
The following table sets forth the threshold, target and maximum performance and award opportunities that the Committee established for 2017:

Award Level	2017 Risk Adjusted Profit (1)	Percentage of Target

Below Threshold	Less than $140 million	0%
Threshold	$140 million	25%
Target	$280 million	100%
Maximum	$420 million	250%

(1)	Results between award levels are interpolated.

In order to ensure results are sustainable and to mitigate inappropriate risk taking, the Committee requires that a portion of the product line award payout be deferred over a three year period and be at risk based on future performance of the agribusiness product lines. Amounts deferred are eligible to be paid out in three annual installments, subject to reduction or forfeiture in the event of (i) a cumulative annual risk management loss for the agribusiness product lines during the deferral period; (ii) an executive's resignation of employment for any reason; or (iii) an executive's termination of employment for "cause."
In February 2018, the Committee determined that Risk Adjusted Profit for the 2017 performance period was between threshold and target at $216.2 million, and awarded Mr. Thomsen a payout of $807,222 under the plan, converted from Swiss francs to U.S. dollars at the exchange rate of 1.0218 U.S. dollars per Swiss franc as of December 31, 2017. Fifty percent or $403,611 of the award is deferred and will be paid out in three annual installments beginning on March 31, 2019, subject to the terms and conditions discussed above.
LONG-TERM INCENTIVE COMPENSATION
Aligns majority of pay with shareholder interests.  The long-term equity based incentive element of our executive compensation program is designed to provide Named Executive Officers with a continuing stake in our long-term success and serves as an important retention tool. We further emphasize equity ownership by senior executives through the share ownership guidelines described on page 42 of this proxy statement.
Pursuant to the Equity Incentive Plan, the Committee primarily grants long-term incentive awards to Named Executive Officers in the form of:

•	Non-qualified stock options; and

•	Restricted stock units that vest upon the achievement of certain pre-established performance metrics over a specified performance period (PBRSUs).
Grants are generally made in the first quarter of each year, when compensation decisions for the year are made and after the public release of Bunge's year end audited financial results. In limited, special situations, equity awards may be granted at other times in the event of a new hire, promotion, for retention purposes or to recognize exceptional performance.
In 2017, the Committee targeted to grant Named Executive Officers a mix in value of 40% stock options and 60% PBRSUs to further reinforce the performance driven nature of our executive compensation program by focusing on both the strategic drivers and the achievement of enhanced long-term shareholder value. The Committee targets the value of the long-term incentive awards granted to the Named Executive Officers to provide total compensation opportunities that approximate the median of comparable executives in the Comparator Groups.
The Committee also considers the following factors in determining the type and amount of long-term incentive awards:

•	Potential shareholder dilution;

•	Share overhang (defined as the number of shares available for grant, plus outstanding stock option and restricted stock unit awards);

•	Paper gains on outstanding long-term incentive awards; and

•	Projected cost and accounting expense on Bunge's earnings.

In 2017, the Committee granted the following long-term incentive award amounts to Named Executive Officers:

Executive	2017 Total Long-Term Incentive Targeted Value	2017 Total Long-Term Incentive Award Accounting Value

Soren Schroder	$8,000,000	$8,617,095
Thomas Boehlert	$1,800,000	$1,957,830
Raul Padilla	$2,250,000	$2,412,630
Brian Thomsen	$2,000,000	$2,156,415
Gordon Hardie	$2,000,000	$2,156,415
In determining the number of options and units to grant, the Committee applies a formula that considers the 30, 60 and 90 day historical average prices of Bunge shares, in order to minimize the impact of daily changes in stock price on the number of shares granted. When the average differs significantly from the spot price on grant date, the accounting value of long-term awards can vary from the targeted value, as the accounting value is required under ASC Topic 17 to be based on the price on the date of grant. The actual amount awarded to each Named Executive Officer is also set forth in the "Stock Awards" and "Option Awards" columns of the Summary Compensation Table on page 48 of this proxy statement.
Stock Option Awards
Rewards stock price appreciation.    Stock option awards reflect the pay for performance principles of our executive compensation program by directly linking long-term incentives to stock price appreciation. Stock options have value only if the trading price of Bunge's common shares exceeds the exercise price of the stock option. Stock options also help us maintain competitive compensation levels and retain executive talent through a multi-year vesting schedule. Stock options generally vest in three equal annual installments following the option grant date and remain exercisable until the tenth anniversary of the grant. Pursuant to the terms of the Equity Incentive Plan, the Committee sets the exercise price of a stock option based on the average of the high and low sale prices of Bunge's common shares on the NYSE on the date of grant.
On March 7, 2017, the Committee approved the grant of stock options to the Named Executive Officers effective March 8, 2017 (the grant date) with an exercise price equal to the average of the high and low sale prices of Bunge's common shares on the grant date. It is the Committee's practice to authorize annual grants of equity based incentive compensation awards, including stock options, effective as of the day immediately following the date the Committee meets to authorize the grant of awards. For expense purposes, stock options are valued using a Black Scholes option pricing model. As mentioned above, the Committee targeted to deliver 40% of the value of the 2017 long-term incentive award in stock options.
Information regarding the grant date fair value and the number of stock options awarded to each Named Executive Officer in 2017 is set forth in the Grants of Plan Based Awards Table on page 49 of this proxy statement.
Performance-Based Restricted Stock Unit Awards
Rewards achievement of long-term value drivers (EPS and ROIC) and stock price appreciation.
2017-2019 Award Decisions.  PBRSUs are tied to Bunge's long-term performance to ensure that Named Executive Officer pay is directly linked to the achievement of sustained long-term operating performance. Reflective of the desire to balance earnings growth and efficient use of capital, the Committee has chosen to measure performance in an equal mix of three year cumulative EPS and three year average ROIC at total Bunge level. The Committee considers EPS and ROIC key drivers of shareholder value, and fundamental to long-term value creation.
On March 7, 2017, the Committee approved the grant of PBRSUs for the 2017-2019 performance period, effective March 8, 2017 (the grant date). Payouts of the PBRSUs, if any, will generally be subject to the Named Executive Officer's continued employment with Bunge through the vesting date (generally, the third anniversary of the grant date) and will be based (i) 50% on Bunge's achievement of cumulative, diluted EPS targets and (ii) 50% on Bunge's achievement of average ROIC targets established by the Committee on the grant date. Upon vesting, each PBRSU is settled with a Bunge common share. In addition, dividend equivalents are paid in Bunge common shares on the date that PBRSUs are otherwise paid out, based on the number of shares vesting. However, in no event will dividend equivalents be paid on any shares in excess of the target award granted.

We define diluted EPS as Bunge's earnings per share from continuing operations calculated using fully diluted weighted average common shares outstanding as reflected in our reported audited financial statements. In setting the 2017-2019 EPS targets, the Committee considered multiple strategic factors, including:

•	Bunge’s strategic and annual business plans

•	Investor expectations

•	Peer and broader market historical performance

•	Industry economic factors

•	Bunge historical performance

•	Expected payout frequency of 80% - 90% at or above threshold, 50% - 60% at or above target, and 10% - 20% at maximum.
The resulting EPS targets represent a three-year compound annual growth rate between the median and 75th percentile of the historical growth of our peers.
ROIC targets are established at levels that are intended to incentivize achievement of Bunge's long-term strategic plans, providing awards only when cost of capital thresholds are exceeded.
Given performance targets for the 2017-2019 cycle are based on long-term strategic and business plans, and it is Bunge's policy not to provide specific earnings guidance, specific targets are not disclosed prior to the end of the performance period as the Committee believes that disclosure would cause competitive harm to the company.
As mentioned above, the Committee targeted to deliver 60% of the value of the 2017 long-term incentive award in PBRSUs. Information regarding the fair market value and number of PBRSUs that the Named Executive Officers may earn at the end of the 2017-2019 performance period, subject to satisfaction of the performance metrics described above, is shown in the Grants of Plan Based Awards Table on page 49 of this proxy statement.
2015-2017 PBRSU Award Determinations.  Each year, following the end of a three year PBRSU performance cycle, the Committee reviews and certifies the performance attained based on our reported audited financial statements, subject to the Committee's discretion under the Equity Incentive Plan to adjust such results for non-recurring charges and other one-time events. Each PBRSU that vests is settled with a Bunge common share.
In February 2018, the Committee reviewed and certified achievement of the performance metrics for the PBRSUs granted on February 27, 2015 for the 2015-2017 performance period. Fifty percent of the 2015-2017 awards vest based on three year cumulative fully diluted EPS from continuing operations and 50% on three year average ROIC, both excluding certain gains and charges as disclosed in the Company's earnings release filed on Form 8-K on February 14, 2018. The Committee made the following non-operating adjustment:

•
Reduced 2016 net income, at the Bunge Limited level, as a result of the exclusion of a $19 million valuation allowance release on a Sugar and Bioenergy deferred tax asset for which an adjustment was originally taken in 2013 when the impairment was booked (as disclosed in Bunge's prior year proxy statement).

The Committee determined these adjustments appropriate in light of their non-operating and unanticipated nature and based on the one time costs associated with the Competitiveness Program.
The following table shows the results for the 2015-2017 performance cycle:

Performance Metric	Threshold	Target	Maximum	Actual

Cumulative 3-year diluted EPS from continuing operations	$17.00	$21.25	$29.75	$11.72
3-year average ROIC	5.8%	7.0%	8.0%	6.7%

Based on the Committee's assessment, 44% of the target number of PBRSU's was earned. Each of the Named Executive Officers received the following in settlement of their earned awards for the 2015-2017 performance period:

Executive	Target Number of Bunge Common Shares	Number of Bunge Common Shares Earned (excluding dividend equivalents)	Fair Market Value on Vesting Date (1)

Soren Schroder	43,000	18,920	$1,437,778
Thomas Boehlert (2)	—	—	$—
Raul Padilla	12,500	5,500	$417,959
Brian Thomsen	11,100	4,884	$371,147
Gordon Hardie	11,100	4,884	$371,147

(1)
Represents the average of the high and low sale prices of Bunge's common shares on the New York Stock Exchange on the determination date February 28, 2018. The average of the high and low sale prices of Bunge's common shares on the NYSE on February 28, 2018 was $75.9925.

(2)	Mr. Boehlert was not an employee of Bunge at the time of the 2015 grant.
The value and number of PBRSUs that the Named Executive Officers earned for the 2015-2017 performance period are also shown in the "Stock Awards" columns of the Option Exercises and Stock Vested Table on page 51 of this proxy statement.
Other Equity Awards
Limited use for retention and special recognition.  From time to time, the Committee may grant time based RSU awards for special, limited purposes that further our business objectives, such as to recognize exceptional performance; promotions; and as inducement to new hires in recognition of compensation forgone at a previous employer. Time based RSU awards generally vest based on an employee's continued employment during the vesting period and have no value unless the employee remains employed on the applicable vesting date. Award sizes and vesting dates vary to allow flexibility in connection with the specific award and the circumstances underlying the grant of the award. In addition, dividend equivalents are accrued and are paid out in Bunge common shares on the date the underlying time based RSU award otherwise vests and is settled.
In 2014, the Committee committed to limiting the use of supplemental time based restricted stock unit awards to maintain our emphasis on performance-based equity awards. Since 2013, the Committee has not granted any time based RSU awards to our Named Executive Officers.
In 2016, in order to incentivize the growth of our value added portfolio, the Committee provided Mr. Hardie the opportunity to earn a target of $350,000 in restricted stock units for superior achievement of Global Food & Ingredients ROIC and EBIT results in each of 2016 and 2017. Both EBIT and ROIC results were above target for 2016, and based on this achievement, the Committee granted Mr. Hardie 90% of the award opportunity for 2016. The award was issued in the form of 3,838 restricted stock units on March 8, 2017 and will fully vest on March 8, 2019 contingent upon Mr. Hardie's continued service. Performance results for 2017 did not meet the threshold for payout.
RETIREMENT AND EXECUTIVE BENEFITS
Competitively address basic health, welfare and retirement income needs. Bunge provides employees with a wide range of retirement and other employee benefits that are designed to assist in attracting and retaining employees critical to Bunge's long-term success and to reflect the competitive practices of the companies in the Peer Group. Named Executive Officers are eligible for retirement benefits under the following plans: (i) Bunge U.S. Pension Plan; (ii) Bunge Excess Benefit Plan; (iii) Bunge U.S. supplemental executive retirement plan ("SERP"); (iv) Bunge Retirement Savings Plan; and (v) Bunge Excess Contribution Plan. Our executive compensation program also provides Named Executive Officers with limited perquisites and personal benefits. The Committee, in consultation with Semler Brossy, periodically reviews the benefits provided to the Named Executive Officers to ensure competitiveness with market practices.
Retirement Plans
The U.S. Pension Plan is a tax qualified retirement plan that covers substantially all U.S. based salaried and non-union hourly employees. Each U.S. based Named Executive Officer is eligible to participate in the plan. All employees whose benefits are limited by the Internal Revenue Code, including the Named Executive Officers, are eligible to participate in the Excess Benefit Plan. In addition, each U.S. based Named Executive Officer is eligible to participate in the SERP. The U.S. Pension Plan, SERP and Excess Benefit Plan are described in the narrative following the Pension Benefits Table on page 52 of this proxy statement, and the estimated annual normal retirement benefits payable to the Named Executive Officers (determined on a present value basis) are set forth in the Pension Benefits Table on page 52 of this proxy statement.
Each Non U.S. based Named Executive Officer is eligible to participate in a statutory retirement plan that covers substantially all employees who are employed in the country where the Named Executive Officer is based. Amounts contributed by Bunge to such plans are set forth in the "All Other Compensation" column of the Summary Compensation Table on page 48 of this proxy statement.
401(k) Plan and Excess Contribution Plan
The Retirement Savings Plan is a tax qualified retirement plan that covers substantially all U.S. based salaried and non-union hourly employees. Each U.S. based Named Executive Officer is eligible to participate in the plan. All employees whose benefits are limited by the Internal Revenue Code, including the Named Executive Officers, are eligible to participate in the Excess Contribution Plan. The Retirement Savings Plan and the Excess Contribution Plan are described in the narrative following the Nonqualified Deferred Compensation Table on page 54 of this proxy statement.
Company matching contributions allocated to the Named Executive Officers under the Retirement Savings Plan and the Excess Contribution Plan are shown in the "All Other Compensation Total" column of the Summary Compensation Table on page 48 of this proxy statement.
Health and Welfare Plans
Active employee benefits such as medical, dental, life insurance and disability coverage are available to U.S. employees through Bunge's flexible benefits plan. Employees contribute toward the cost of the flexible benefits plan by paying a portion of the premium costs on a pre-tax basis. Long-term disability coverage can be paid on an after tax basis at the employee's option.
Perquisites and Executive Benefits
It is the Committee's practice to limit special perquisites and executive benefits provided to the company's executives. The Committee periodically reviews the perquisites provided to Bunge's executive officers under our executive compensation program. Under the current policy, Bunge provides U.S. based executive officers, including the Named Executive Officers, with a limited annual perquisite allowance of $9,600. Non-U.S. Named Executive Officers are provided with an automobile allowance in accordance with company programs and local market practices.
SEVERANCE AND CHANGE OF CONTROL BENEFITS
Focus executives on shareholder interests during periods of uncertainty.  Our executive compensation program is designed to provide for the payment of severance benefits to our Named Executive Officers upon certain types of employment terminations. Providing severance and change of control benefits assists Bunge in attracting and retaining executive talent and reduces the personal uncertainty that executives are likely to feel when considering a corporate transaction. These arrangements also provide valuable retention incentives that focus executives on completing such transactions, thus enhancing long-term shareholder value. The Named Executive Officers are provided with severance benefits under individual arrangements.
Mr. Schroder's employment agreement includes change of control severance protections. His employment agreement contains a "double trigger" vesting requirement for the payment of severance benefits, meaning that both a change of control must occur and his employment must also be terminated under certain specified circumstances before he is entitled to any severance payment. All unvested equity awards are also subject to double trigger vesting upon a change of control.
To enhance retention and align with market practice, on November 1, 2017, we entered into change of control severance agreements with our Named Executive Officers, other than Mr. Schroder. The change of control severance agreements also contain a "double trigger" vesting requirement for the payment of severance benefits. All unvested equity awards are also subject to double trigger vesting upon a change of control. The change of control severance agreements include an 18-month non-competition covenant.
None of our employment agreements, change of control severance agreements or other compensation arrangements provide for a golden parachute excise tax gross up.
The terms of the individual arrangements and a calculation of the estimated severance benefits payable to each Named Executive Officer under their respective arrangements are set forth under the Potential Payments Upon Termination of Employment or Change of Control table beginning on page 55 of this proxy statement.

COMPENSATION GOVERNANCE
The Committee maintains and is committed to a policy of strong corporate governance. The principal governance elements of our executive compensation program are described in further detail below.
EXECUTIVE COMPENSATION RECOUPMENT POLICY
Mitigate unnecessary risk taking that may have adverse impact on Bunge.  The Committee has adopted a recoupment policy ("clawback") with respect to executive compensation. The policy provides that, if the Board or an appropriate committee thereof determines that an executive officer or other senior executive has engaged in any fraud or misconduct that caused or was a significant contributing factor to Bunge having to restate all or a portion of its financial statement(s), the Board or committee shall take such actions as it deems appropriate to remedy the misconduct and prevent its recurrence.
The actions that may be taken against a particular executive include:

•	Requiring reimbursement of any bonus or incentive compensation paid to the executive;

•	Causing the cancellation of any equity based awards granted to the executive;

•
Seeking reimbursement of any gains realized on the disposition or transfer of any equity based awards, if and to the extent that, (i) the amount of compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (ii) the executive engaged in fraud or misconduct that caused or significantly contributed to the restatement and (iii) the amount of the compensation that would have been awarded to or received by the executive had the financial results been properly reported would have been lower than the amount actually awarded or received.

Any recoupment under this policy is in addition to any other remedies that may be available to Bunge under applicable law.
The Committee will review the Executive Compensation Recoupment Policy in connection with rules on executive compensation recoupment that are anticipated to be issued under the Dodd Frank Wall Street Reform and Consumer Protection Act to determine if the policy should be revised.
SHARE OWNERSHIP GUIDELINES
Ensure appropriate level of long-term wealth tied to shareholder returns. To further align the interests of senior management with our shareholders, the Board maintains share ownership guidelines that require executive officers to hold significant amounts of Bunge common shares. Executive officers are expected to meet minimum ownership guidelines within five years from the date the executive is hired or appointed to a covered title, as applicable. The guideline applicable to senior executives is based on a multiple of base salary.

•	Chief Executive Officer – 6 times base salary.

•	Other Named Executive Officers – 3 times base salary.
The Committee reviews the progress of the Named Executive Officers toward meeting the ownership guidelines annually. In the event of financial hardship or other good cause, the Committee may approve exceptions to the share ownership guidelines as the Committee deems appropriate. For a description of the ownership guidelines applicable to our non-employee directors, see "Director Compensation" on page 22 of this proxy statement.
The following count towards meeting the ownership guideline: (i) shares directly or indirectly beneficially owned by the executive; (ii) shares underlying hypothetical share units held under Bunge's deferred compensation plans; (iii) 50% of the value of unvested time based RSUs; and (iv) 50% of the difference between the exercise price of a vested, in the money stock option and the fair market value of a Bunge common share. Unvested stock options and unearned PBRSUs do not count toward achievement of the guidelines.
Executive officers, including the Named Executive Officers, are required to hold 50% of the net shares acquired through long-term incentive plans (such as stock options or PBRSUs) until the guidelines are met. If the initial ownership period has lapsed, and the minimum ownership guideline is not met, executive officers are required to hold 100% of net shares acquired until the guideline is met.
To further encourage a long-term commitment to Bunge's sustained performance, executive officers are prohibited from hedging, pledging or using their common shares as collateral for margin loans.
TAX DEDUCTIBILITY OF COMPENSATION
Optimize tax deductibility in keeping with compensation philosophy.  When determining compensation, the Committee considers all relevant factors that may impact Bunge's financial performance, including tax and accounting rules such as the regulations under Section 162(m) of the Internal Revenue Code. Section 162(m) generally precludes a public corporation from taking a deduction for compensation in excess of $1 million with respect to each of the Named Executive Officers (excluding the chief financial officer). An exception to this limitation is if the compensation is considered "qualified performance-based compensation" within the meaning of Section 162(m).
Although our executive compensation program seeks to maximize the tax deductibility of compensation payable to the Named Executive Officers by having such compensation qualify as qualified performance-based compensation, the Committee retains full discretion to compensate Named Executive Officers in a manner intended to promote varying corporate goals, including attracting, retaining and rewarding such officers. Therefore, the Committee may award compensation that is not deductible under Section 162(m) if it believes it will contribute to the achievement of Bunge's business objectives.
The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for tax years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the preceding "Compensation Discussion and Analysis" with management. Based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and be included in Bunge Limited's Annual Report on Form 10-K for the year ended December 31, 2017.
Members of the Compensation Committee
Ernest G. Bachrach, Chairman
Andrew Ferrier
L. Patrick Lupo
John E. McGlade

COMPENSATION AND RISK
We believe our compensation programs are designed to establish an appropriate balance between risk and reward in relation to Bunge's overall business strategy. To that end, the Compensation Committee has conducted a compensation risk assessment, with the assistance of management and Semler Brossy, the Committee's independent compensation consultant. Semler Brossy prepared a risk assessment of the executive programs; Management prepared an assessment of the broad-based programs, which was review by Semler Brossy.
The Committee focused its assessment on our executive compensation program, as these are the employees whose actions are most likely to expose Bunge to significant business risk. The relevant features of the executive compensation program that mitigate risk are as follows:

•
The program utilizes annual and long-term financial performance goals that are tied to key measures of short term and long-term performance that drive shareholder value, and targets are set with a reasonable amount of stretch that should not encourage imprudent risk taking.

•	The Committee sets target awards under the executive compensation program following the receipt of advice and industry benchmarking surveys provided by Semler Brossy.

•	The annual incentive and long-term equity based compensation program awards are tied to several performance metrics to reduce undue weight on any one measure.

•	The annual incentive program's performance metrics appropriately balance focus on generating absolute profits and efficiently managing assets.

•	The use of non-financial performance factors in determining the actual payout of annual incentive compensation serves as a counterbalance to the quantitative performance metrics.

•
The executive compensation program is designed to deliver a significant portion of compensation in the form of long-term incentive opportunities, which focuses executives on the long-term success of Bunge and discourages excessive focus on annual results.

•
The equity incentive program uses a mix of stock options and performance-based restricted stock units that vest over a number of years to ensure that employees are focused on maximizing long-term shareholder value and financial performance and to mitigate the risks associated with the exclusive use of stock price based awards.

•
The performance metrics for the performance-based restricted stock units are based on overall Bunge performance over a three year period, reducing incentives to maximize one business unit's results and focusing on sustainable performance over a three year cycle rather than any one year.

•	Maximum awards that may be paid out under the annual incentive and equity incentive programs are subject to appropriate caps and the Committee retains the discretion to reduce payouts under the plans.

•
Bunge has adopted share ownership guidelines that further align the long-term interests of executives with those of our shareholders, as well as restrictions on hedging, holding Bunge common shares in a margin account and using Bunge common shares as collateral for loans, which seek to discourage a short term stock price focus.

•	Bunge has adopted an executive compensation recoupment policy for senior executives, as discussed in "Executive Compensation Recoupment Policy" on page 42 of this proxy statement.
Additionally, as part of its risk assessment, the Committee also reviewed Bunge's compensation program for employees who engage in trading and related activities within Bunge, whom we refer to collectively as global product line team members. Global product line team members have compensation risk higher than that of the overall employee population in that part of their compensation is linked to the profitability of their trading activities. In order to address and mitigate the potential risks associated with the compensation program for global product line team members, Bunge has implemented the following features:

•
Annual incentive compensation is not granted on a formulaic basis and the Committee retains the discretion to determine appropriate compensation levels for each participant as well as the size of the overall program based on the performance of the individual, the product line and the company as a whole.

•
Global product line team members generally participate in the broad performance-based compensation programs for Bunge employees, including the annual incentive and equity incentive programs, which diversifies these employees' focus on performance beyond their individual product lines and aligns a significant portion of their compensation with the performance of the overall company or larger business unit.

•
Global product line incentive performance is determined after applying working capital and risk capital charges to ensure that performance is adjusted for the amount of capital utilized and underlying risk taken.

•
Global product line team members are subject to the deferral of a substantial portion of their annual incentive compensation for multiple years, with Bunge retaining the right to "recoup" the deferred amounts if the applicable product line incurs an operating loss in a subsequent year. This recoupment feature promotes retention, encourages participants to focus on sustained, superior long-term performance and helps discourage excessive risk taking behavior.

The Committee also reviewed the supplemental annual incentive award opportunity for the CEO, Bunge Product Lines, as discussed in "Annual Product Line Incentive Awards" on page 36 of this proxy statement. As this incentive arrangement is materially consistent with the design of the compensation program for global product line team members, the risk mitigating factors that are listed above also apply to this supplemental annual incentive arrangement. As an additional risk mitigator, Bunge has implemented a payout cap of 250% of the annual incentive award target.
The Committee reviewed certain other trading compensation programs maintained by Bunge. These programs are based on a funded pool approach with the pool being tied to a percentage of relevant gross trading profit. Participants in these programs are not eligible for awards under Bunge's Annual Incentive Plan or Bunge's Equity Incentive Plan as their total incentive opportunity is directly tied to their trading performance. In order to address and mitigate the potential risk associated with these programs, Bunge has implemented the following features:

•	A risk oversight/governance process, including a committee that is responsible for the oversight of the participants and program arrangements.

•	Daily and monthly drawdown limits that trigger a review by the risk oversight/governance committee.

•	Daily value at risk limits and cumulative loss limits.

•	Risk capital charges to ensure that performance is adjusted for the underlying risk taken.

•	A deferral and recoupment feature should a participant incur a trading loss in a subsequent year.
Lastly, as part of its risk assessment, the Committee reviewed management's assessment of all other incentive programs offered at Bunge that meet certain aggregate payout and participation thresholds and found no material risks.
The Committee reviewed and discussed the findings of the risk assessment and believes that our compensation programs are appropriately balanced and do not motivate employees to take risks that are reasonably likely to have a material adverse effect on Bunge.

PAY RATIO DISCLOSURE
Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of its CEO to the annual total compensation of the median employee of the Company.

Bunge plays a key role in the world’s food supply. What we do, and how we do it, matters to a wide range of communities, companies and individuals around the world. We employ more than 30,000 talented and engaged Bunge employees, who represent the diversity and global footprint of our business. On plantations, in silos, on the production floor, the trading desk and corporate headquarters, our people represent over forty countries across the globe; countries with diverse cultures, economies, and pay scales. While Bunge's CEO is US-based, the bulk of the Bunge population works outside of the US (~90%), where pay structures differ greatly from those in the US. As such, Bunge's pay ratio will be difficult to compare with other companies that have largely US populations and/or global populations located in difference geographies. Additionally, the SEC rules for identifying the median employee and calculating the pay ratio allow for the use of different methodologies, assumptions, and exclusions and thus the ratio may not be comparable to that reported by other companies.
As of October 31, 2017, our employee population was distributed as follows:
As required by Item 402(u) of Regulation S-K, as of our last completed fiscal year ending December 31, 2017:

•	The median annual total compensation of all employees of our company (other than Mr. Schroder, our Chief Executive Officer), was $33,899 adjusted for cost of living.

•	The annual total compensation of Mr. Schroder, our Chief Executive Officer, was $13,073,700.
Based on this information, our Chief Executive Officer’s annual total compensation is 386 times that of the median of the annual total compensation of all employees.
In addition, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees without any cost of living adjustment is 726 times the median employee.
Bunge believes its pay structures are appropriate based on our business and geographic footprint, are competitive in the markets in which we compete for talent, and reflect the company’s commitment to maintaining a pay for performance CEO pay philosophy.
To identify the median employee, as well as to determine the annual total compensation of our median employee, the methodology used and the material assumptions, adjustments, and estimates used to identify the median and determine annual total compensation (or any elements of annual total compensation) were as follows:

•
As of October 31, 2017, our employee population consisted of approximately 31,500 individuals working at our parent company and consolidated subsidiaries. We selected October 31, 2017, which is a date within the last three months of fiscal 2017. We included all employees, whether employed on a full-time, part-time, or seasonal basis. As allowed by Item 402(u), we applied the de minimus exception and excluded 1,483 individuals, representing all employees in the countries of Guatemala, India, Kazakhstan, and Vietnam. Our employee population, after taking into consideration the adjustments permitted by SEC rules, consisted of approximately 30,000 individuals. Over 50% of our employees (approximately 16,000) are located in Brazil.

•
To identify the median employee (other than our Chief Executive Officer), we used total paid base compensation which comprised year to date earned salary or wages paid in the designated time frame, overtime or shift differentials, any government mandated or union negotiated fixed pay and any additional 13th month pay (in countries where vacation and holiday pay are mandated, i.e., Brazil 13.33 months are paid). We incorporated annual incentives and bonuses in the year paid and any local profit sharing or other variable payments to arrive at total cash compensation. For any employee hired after January 2, 2017 and thus employed less than the 10 month measurement period, we adjusted pay to the full period.

•
In identifying the median employee, a cost-of-living adjustment was made to all compensation delivered to employees outside of the United States. We used the World Bank’s Purchasing Power Parity (PPP) conversion factor for GDP. This adjustment takes into account the local cost of an equivalent basket of goods, which embeds the exchange rate and inflation into the comparison such that the basket of goods is priced the same in both countries. We determined that our median employee on a cost-of-living adjusted basis is an assistant in the Controllers department in Brazil.

•
We made a separate foreign exchange (FX) adjustment using the monthly average from January 1, 2017 through October 31, 2017 and applied it consistently to all currencies. We determined that our median employee on an FX only adjusted basis is an industrial operator in Brazil.

With respect to our median employees, we then identified and calculated the elements of such employee’s compensation for fiscal 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of the 2017 Summary Compensation Table included on page 48 of this Proxy Statement.

Compensation Tables

SUMMARY COMPENSATION TABLE
The following table sets forth the compensation of our CEO, our Chief Financial Officer and the other three most highly compensated executive officers (the "Named Executive Officers") who were serving as executive officers as of December 31, 2017.

Name and Position Held	Year	Salary ($) (1)		Bonus ($)	Stock Awards ($) (2)(3)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (4)		Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation Total ($) (6)		Total ($) (7)
Soren Schroder	2017	$1,300,000		$—	$5,508,000	$3,109,095	$1,000,000		$2,095,205	$61,400		$13,073,700
Chief Executive Officer	2016	$1,300,000		$—	$4,306,020	$2,033,200	$2,140,000		$1,345,367	$60,933		$11,185,520
	2015	$1,283,333		$—	$3,512,240	$2,505,180	$2,680,000		$729,657	$56,467		$10,766,877

Thomas Boehlert (10)	2017	$680,000		$—	$1,255,500	$702,330	$370,000		$—	$19,950		$3,027,780
Chief Financial Officer

Raul Padilla	2017	$1,233,461	(8)	$—	$1,539,000	$873,630	$751,980	(8)	$183,964	$124,746	(8)	$4,706,781
CEO, Bunge Brazil and	2016	$1,154,563		$—	$1,251,750	$587,860	$1,650,738		$104,179	$120,242		$4,869,332
Managing Director,	2015	$813,997		$—	$1,021,000	$728,250	$1,523,892		$—	$84,810		$4,171,949
Sugar & Bioenergy

Brian Thomsen	2017	$817,440	(9)	$—	$1,377,000	$779,415	$1,277,250	(9)(11)	$—	$134,330	(9)	$4,385,435
Managing Director,	2016	$786,240		$—	$1,101,540	$525,980	$1,218,672		$—	$123,788		$3,756,220
Global Agribusiness,	2015	$800,804		$—	$906,648	$646,686	$5,157,376		$—	$129,216		$7,640,730
and CEO, Bunge
Product Lines

Gordon Hardie	2017	$700,000		$—	$1,377,000	$779,415	$520,000		$467,538	$9,600		$3,853,553
Managing Director,	2016	$700,000		$—	$1,101,540	$525,980	$890,000		$238,045	$9,600		$3,465,165
Food and Ingredients	2015	$691,667		$—	$906,648	$646,686	$610,000		$171,025	$20,828		$3,046,854

(1)	Actual salary payments during 2017. Annual base salary rates as of December 31, 2017 are as described on page 32 of this proxy statement.

(2)
The amounts shown reflect the aggregate full grant date fair value for equity awards for financial reporting purposes in accordance with ASC Topic 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in Bunge's audited financial statements. See Note 25 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 (the "Form 10-K") regarding assumptions underlying the valuation of equity awards. Amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on Bunge's actual operating performance, stock price fluctuations and the Named Executive Officer's continued employment.

(3)
Based on the full grant date fair value of the performance based restricted stock units granted on March 8, 2017, the following are the maximum payouts, assuming the maximum level of performance is achieved: Mr. Schroder, $11,016,000; Mr. Boehlert, $2,511,000; Mr. Padilla, $3,078,000; Mr. Thomsen, $2,754,000; and Mr. Hardie, $2,754,000. For additional information on these awards, see "Long-term Incentive Compensation" beginning on page 37 of this proxy statement.

(4)
Incentive compensation awards under the Annual Incentive Plan for the 2017 fiscal year that were paid in March 2018. For Mr. Thomsen, also includes payment of a Product Line Incentive Award as described in footnote (11) of this table.

(5)
The aggregate change in the actuarial present value of the accumulated pension benefit as shown in the Pension Benefits Table from year to year. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in actuarial present value from the prior year. For information about the assumptions used, see the Pension Benefits Table on page 51 of this proxy statement. There are no above market or preferential earnings with respect to non-qualified deferred compensation arrangements.

(6)
Mr. Schroder received Company matching contributions to his 401(k) Plan account of $10,600 and to his Excess 401(k) Plan account of $41,200. Mr. Boehlert received Company matching contributions to his 401(k) Plan account of $10,350. Mr. Padilla received a Company contribution to a statutory retirement plan of $90,172 and an automobile maintenance allowance of $34,574. Mr. Thomsen, in connection with his overseas employment received an automobile allowance of $22,071, a health insurance allowance of $11,526 and a Company contribution to a statutory retirement plan of $100,733 as required by Swiss law. In addition, Mr. Schroder, Mr. Boehlert, and Mr. Hardie received an annual perquisite allowance of $9,600.

(7)	As required by SEC rules, "Total" represents the sum of all columns in the table.

(8)
Amounts shown have been converted from Brazilian reais to U.S. dollars at the exchange rate of 0.3020 U.S. dollars per Brazilian real as of December 31, 2017. Mr. Padilla's 2017 salary includes an additional lump sum payment of $100,275 representing an underpayment of salary retroactive to March 1, 2016.

(9)	Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.0218 U.S. dollars per Swiss franc as of December 31, 2017.

(10)	Effective January 1, 2017, Thomas M. Boehlert was appointed Chief Financial Officer.

(11)
In addition to awards under the Annual Incentive Plan for the 2017 fiscal year, includes $807,222 in a Product Line Incentive Award, a portion of which was paid in cash in March 2018, as described on page 36 of this proxy statement. $403,611 of the award is mandatorily deferred and will be paid out in three equal annual installments beginning on March 31, 2019 subject to reduction or forfeiture. Amounts deferred are included in the Nonqualified Deferred Compensation Table on page 54 of this proxy statement.

GRANTS OF PLAN BASED AWARDS TABLE
The following table sets forth information with respect to awards under our Annual Incentive Plan and Equity Incentive Plan to the Named Executive Officers for the fiscal year ended December 31, 2017.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards	Closing Price on Grant Date	Grant Date Fair Value of Stock and Option Awards (5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)	($)

Soren Schroder
2017 AIP	3/7/2017	$832,000	$2,080,000	$5,200,000
2017 LTIP—PBRSUs	3/8/2017				20,400	68,000	136,000				$80.43	$5,508,000
2017 LTIP—Stock Options	3/8/2017								181,500	$81.00	$80.43	$3,109,095

Thomas Boehlert
2017 AIP	3/7/2017	$272,000	$680,000	$1,700,000
2017 LTIP—PBRSUs	3/8/2017				4,650	15,500	31,000				$80.43	$1,255,500
2017 LTIP—Stock Options	3/8/2017								41,000	$81.00	$80.43	$702,330

Raul Padilla
2017 AIP	3/7/2017	$458,436	$1,146,090	$2,865,225
2017 LTIP—PBRSUs	3/8/2017				5,700	19,000	38,000				$80.43	$1,539,000
2017 LTIP—Stock Options	3/8/2017								51,000	$81.00	$80.43	$873,630

Brian Thomsen
2017 AIP	3/7/2017	$490,464	$1,226,160	$3,065,400
2017 Annual Product Line Incentive	5/23/2017	$306,540	$1,226,160	$3,065,400
2017 LTIP—PBRSUs	3/8/2017				5,100	17,000	34,000				$80.43	$1,377,000
2017 LTIP—Stock Options	3/8/2017								45,500	$81.00	$80.43	$779,415

Gordon Hardie
2017 AIP	3/7/2017	$280,000	$700,000	$1,750,000
Food & Ingredients Incentive(3)	2/29/2016	$175,000	$350,000	$525,000
2017 LTIP—PBRSUs	3/8/2017				5,100	17,000	34,000				$80.43	$1,377,000
2017 LTIP—Stock Options	3/8/2017								45,500	$81.00	$80.43	$779,415

(1)
Represents the range of annual cash incentive award opportunities under the Company Annual Incentive Plan and supplemental annual performance-based awards. The minimum potential payout for each of the Named Executive Officers was zero. The performance period began on January 1, 2017 and ended on December 31, 2017. For additional discussion, see "Annual Cash Incentive Awards" on page 33 of this proxy statement.

(2)
Represents the range of shares that may be released at the end of the January 1, 2017 – December 31, 2019 performance period for performance based restricted stock units ("PBRSUs") awarded under the Company's 2016 Equity Incentive Plan ("EIP"). The minimum potential payout for each of the Named Executive Officers under the PBRSUs is zero. Payment of the award is subject to the achievement of certain Company financial metrics during the performance period. For additional discussion, see "Performance-Based Restricted Stock Unit Awards" on page 38 of this proxy statement.

(3)
Represents the range of annual award opportunity under a superior performance incentive for achievement of above target Food & Ingredients segment results for Mr. Hardie. Based on results for 2017, Mr. Hardie was awarded $0. For additional discussion, see "Other Equity Awards" on page 40 of this proxy statement.

(4)
On March 7, 2017, the Compensation Committee granted stock options to the Named Executive Officers effective as of March 8, 2017. Under the EIP, the exercise price of the stock options was determined based on the average of the high and low sale prices of Bunge's common shares on the New York Stock Exchange on the grant date of the options, March 8, 2017. The average of the high and low sale prices of Bunge's common shares on the NYSE on March 8, 2017 was $81.00. March 8, 2017 is the grant date of the stock options for purposes of ASC Topic 718. The stock options vest in three equal annual installments on each of the first three anniversaries of the date of grant and generally remain exercisable until the tenth anniversary of the date of grant.

(5)
This column shows the full grant date fair value of PBRSUs and stock options under ASC Topic 718 granted to the Named Executive Officers in 2017. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award's vesting period. See Note 25 to the audited consolidated financial statements in our Annual Report on Form 10-K regarding assumptions underlying valuation of equity awards.

OUTSTANDING EQUITY AWARDS TABLE
The following table sets forth information with respect to all outstanding equity awards held by the Named Executive Officers as of December 31, 2017.

		Option Awards (1)						Stock Awards (2)
Name	Date of Grant	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price	Option Expiration Date	Date of Grant		Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)
Soren Schroder	2/29/2008	4,350	—	$110.75	2/28/2018			—	$0
	3/5/2013	38,175	—	$74.33	3/5/2023			—	$0
	2/28/2014	112,500	—	$79.47	2/28/2024			—	$0
	2/27/2015	86,000	43,000	$81.68	2/27/2025			—	$0
	3/1/2016	56,668	153,332	$50.07	3/1/2026	3/1/2016	(3)	89,638	$6,012,917
	3/8/2017	—	181,500	$81.00	3/8/2027	3/8/2017	(4)	69,238	$4,644,485

Thomas Boehlert	12/8/2016	—	—	—	—	12/8/2016	(3)	8,698	$583,462
	3/8/2017	—	41,000	$81.00	3/8/2027	3/8/2017	(4)	15,781	$1,058,589

Raul Padilla	2/29/2008	9,000	—	$110.75	2/28/2018			—	$0
	3/13/2009	14,000	—	$51.61	3/13/2019			—	$0
	3/3/2010	15,000	—	$61.60	3/3/2020			—	$0
	3/2/2011	30,000	—	$71.20	3/2/2021			—	$0
	2/29/2012	37,500	—	$67.63	2/28/2022			—	$0
	3/5/2013	30,000	—	$74.33	3/5/2023			—	$0
	2/28/2014	33,000	—	$79.47	2/28/2024			—	$0
	2/27/2015	25,000	12,500	$81.68	2/27/2025			—	$0
	3/1/2016	22,168	44,332	$50.07	3/1/2026	3/1/2016	(3)	26,056	$1,747,836
	3/8/2017	—	51,000	$81.00	3/8/2027	3/8/2017	(4)	19,344	$1,297,596

Brian Thomsen	2/29/2008	4,650	—	$110.75	2/28/2018			—	$0
	2/29/2012	2,100	—	$67.63	2/28/2022			—	$0
	3/5/2013	4,800	—	$74.33	3/5/2023			—	$0
	2/28/2014	5,100	—	$79.47	2/28/2024			—	$0
	5/1/2014	40,500	—	$76.40	5/1/2024			—	$0
	2/27/2015	22,200	11,100	$81.68	2/27/2025			—	$0
	3/1/2016	19,834	39,666	$50.07	3/1/2026	3/1/2016	(3)	22,928	$1,538,010
	3/8/2017	—	45,500	$81.00	3/8/2027	3/8/2017	(4)	17,309	$1,161,088

Gordon Hardie	2/29/2012	25,000	—	$67.63	2/28/2022			—	$0
	3/5/2013	20,000	—	$74.33	3/5/2023			—	$0
	2/28/2014	28,500	—	$79.47	2/28/2024			—	$0
	2/27/2015	22,200	11,100	$81.68	2/27/2025			—	$0
	3/1/2016	19,834	39,666	$50.07	3/1/2026	3/1/2016	(3)	22,928	$1,538,010
	3/8/2017	—	45,500	$81.00	3/8/2027	3/8/2017	(4)	17,309	$1,161,088
	3/8/2017	—	—	—	—	3/8/2017	(5)	3,907	$262,082

(1)
Represents unexercised options as of December 31, 2017. Options vest in one third installments on the first, second and third anniversaries of their respective date of grant. All options have a 10 year term.

(2)
Value of unvested restricted stock units using a share price of $67.08, the closing price of Bunge common shares on December 29, 2017. PBRSUs for the 2015-2017 performance cycle are not included in the table, as they are considered earned as of December 31, 2017, and are reported in the Option Exercises and Stock Vested Table in this proxy statement. These awards were earned based on performance as of December 31, 2017 and are subject to continued service through February 28, 2018. Includes dividend equivalents accrued on outstanding restricted stock units.

(3)
Payment amount of the PBRSUs will be determined as of December 31, 2018 based on satisfaction of performance targets for the 2016-2018 performance period. Awards are subject to continued service through the third anniversary of the date of grant (vesting date).

(4)
Payment amount of the PBRSUs will be determined as of December 31, 2019 based on satisfaction of performance targets for the 2017-2019 performance period. Awards are subject to continued service through the third anniversary of the date of grant (vesting date).

(5)	Time-based RSUs that vested in full on March 8, 2019, subject to continued service.

OPTION EXERCISES AND STOCK VESTED TABLE
The following table sets forth information with respect to the exercise of stock options during 2017 and vesting of restricted stock units during 2017.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized Upon Vesting ($)
Soren Schroder	121,300	$1,920,207	(1)	20,287	(2)	$1,541,545
Thomas Boehlert	—	$—		—		$—
Raul Padilla	—	$—		5,895	(2)	$447,943
Brian Thomsen	—	$—		5,234	(2)	$397,716
Gordon Hardie	—	$—		5,234	(2)	$397,716

(1)
Represents the exercise of stocks options on February 27, 2017 and March 24, 2017. Represents the value realized upon the exercise of vested stock options. The value realized is the difference between the average of the high and low sale prices of the Company's common stock on the date of exercise for shares held or the sale value upon exercise for shares sold and the exercise price of the vested stock option.

(2)
Represents PBRSUs awarded for the 2015-2017 performance period that vested on February 28, 2018. Value realized upon settlement was determined by multiplying the number of shares acquired on vesting by the average of the high and low sale prices of Bunge common shares on the vest date, February 28, 2018 ($75.9925), The amounts vested include shares acquired upon the settlement of associated dividend equivalents, a portion of which vested on March 2, 2018 and whose value realized is the average of the high and low sale prices of Bunge common shares on that date ($75.06).

PENSION BENEFITS TABLE
The following table sets forth pension benefit information for the Named Executive Officers with respect to each defined benefit pension plan in which such executive participates as of December 31, 2017.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits (1) ($)	Payments During Last Fiscal Year ($)
Soren Schroder	Pension Plan	12.1	$497,298	—
	SERP	12.1	$1,857,511	—
	Excess Plan	12.1	$3,879,914	—

Thomas Boehlert (2)	Pension Plan	—	—	—
	SERP	—	—	—
	Excess Plan	—	—	—

Raul Padilla	Pension Plan	3.8	$183,536	—
	SERP	3.8	$471,502	—
	Excess Plan	3.8	$980,547	—

Brian Thomsen (3)	Pension Plan	—	—	—
	SERP	—	—	—
	Excess Plan	—	—	—

Gordon Hardie	Pension Plan	6.3	$238,285	—
	SERP	6.3	$299,773	—
	Excess Plan	6.3	$716,480	—

(1)
Amounts were calculated as of December 31, 2017, using assumptions that were used for Bunge's audited consolidated financial statements based on the earliest age that an individual could receive an unreduced pension benefit. See Note 19 to the audited consolidated financial statements in the Form 10-K for material assumptions.

(2)	Mr. Boehlert was not a participant in the defined benefit plans on December 31, 2017.

(3)	Mr. Thomsen is not a participant in the defined benefit plans.

RETIREMENT PLAN BENEFITS
The Named Executive Officers are eligible to receive retirement benefits under the Pension Plan, the SERP and the Excess Benefit Plan. Information regarding each of these plans is set forth below.
THE PENSION PLAN
The Pension Plan is a tax qualified retirement plan that covers substantially all of our U.S. based salaried and non union hourly employees. The Pension Plan pays benefits at retirement to participants who terminate employment or retire from Bunge after meeting the eligibility requirements for a benefit. The Pension Plan provides pension benefits based on: (i) the participant's highest average salary for 60 consecutive months within the 120 consecutive months prior to termination of employment ("final average salary") and (ii) the participant's length of service.
A participant's annual benefit is calculated as (i) 1% of his or her final average salary multiplied by his or her years of benefit service and (ii) 0.5% of his or her final average salary over the average of the social security wage base multiplied by years of benefit service to a maximum of 35 years. For purposes of the Pension Plan, average social security wage base means the average of the social security wage base during the 35 year period preceding the participant's social security retirement age. For purposes of the Pension Plan, a participant's salary for a year is deemed to include base salary and 50% of any award under our annual incentive plans for that year. Because the

Pension Plan is a tax qualified retirement plan, a participant's salary is restricted by the compensation limit imposed by the Internal Revenue Code. For 2017, this salary limit was $270,000. If a participant's salary exceeds this limit, such amounts are subject to the non tax qualified retirement plans described below.
Participants are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may earn increased pension benefits by working additional years. The normal retirement age under the Pension Plan at which a participant may receive an unreduced normal retirement benefit is age 65.
Participants who complete 10 or more years of service with the Company may elect to receive an early retirement benefit following attainment of age 55. Mr. Schroder and Mr. Padilla are eligible to elect to receive an early retirement benefit. Benefits payable to a participant who retires between ages 60 and 62 are subject to a 0.4% reduction for each month before age 62 and a 0.5% reduction for each month between ages 55 and 59. Participants who have 10 years of service and retire on or after age 62 are eligible to receive an unreduced early retirement benefit.
The present value estimates shown in the Pension Benefits Table assume payment in the form of a single life annuity of the Named Executive Officer's accrued benefit under the Pension Plan, based on a participant's salary and service through December 31, 2017 (the Pension Plan measurement date for financial reporting purposes) and commencing on the earliest date that benefits are available unreduced. The present value assumes a discount rate of 3.9% and mortality as set forth in the Mercer Industry Longevity Experience Study generational annuitant only mortality table with no collar for the Consumer Goods and Food and Drink industry projected using the mortality improvement scale implied by the Social Security Administration's rates of mortality.
THE EXCESS BENEFIT PLAN
The Excess Benefit Plan, a non tax qualified retirement plan, is designed to restore retirement benefits that cannot be paid from the Pension Plan due to the Internal Revenue Code limits described above. The benefit provided under the Excess Benefit Plan will equal the difference between (i) the benefit that would have been earned under the Pension Plan, without regard to any Internal Revenue Code limitations, and (ii) the actual benefit payable from the Pension Plan. All Named Executive Officers in the Pension Plan are potentially eligible to participate in the Excess Benefit Plan, provided that their Pension Plan benefits are limited by the Internal Revenue Code.
Benefits payable under the Excess Benefit Plan are payable to participants following termination of employment on the later of the first day of the month following the participant's (i) six month anniversary of termination of employment or (ii) 65th birthday, or if the participant has 10 years of service, the first day of the month following the participant's 62nd birthday, in accordance with the applicable restrictions set forth in Section 409A of the Internal Revenue Code. All amounts under the Excess Benefit Plan are paid out of the Company's general assets.
The present value estimates shown in the Pension Benefits Table for accumulated benefits under the Excess Benefit Plan are determined using the same payment, discount rate and mortality assumptions as were used to estimate the values shown for the Pension Plan.
THE SERP
We have adopted the SERP, a non tax qualified retirement plan, to attract, retain and reward certain key employees whose benefits under the Pension Plan and the Excess Benefit Plan are limited by the definition of compensation in the Pension Plan and further limited by the Internal Revenue Code. The Board designates those key employees who are eligible to participate in the SERP.
A participant's SERP benefit equals the amount that his or her benefit would equal if the Pension Plan (i) included 100% of such participant's bonus compensation when calculating his or her benefit and (ii) was administered without regard to any Internal Revenue Code limitation over any amounts payable to such participant under the Pension Plan and/or Excess Benefit Plan, as applicable.
Benefits payable under the SERP are paid coincident with and in the same distribution form and manner as the payment of the participant's benefit under the Excess Benefit Plan, subject to applicable restrictions set forth in Section 409A of the Internal Revenue Code. All amounts under the SERP are paid out of the Company's general assets.

The present value estimates shown in the Pension Benefits Table for accumulated benefits under the SERP are determined using the same payment, discount rate and mortality assumptions as were used to estimate the values shown for the Pension Plan.

NON QUALIFIED DEFERRED COMPENSATION TABLE
The following table sets forth certain information with respect to our nonqualified deferred compensation plans in which the Named Executive Officers participate as of December 31, 2017.

			Nonqualified Deferred Compensation
Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)
Soren Schroder	—		$41,200	(1)	$23,609	—		$202,018
Thomas Boehlert	—		—		—	—		—
Raul Padilla	—		—		$10,916	—		$79,909
Brian Thomsen (2)	$403,611	(3)			$9,746	$683,327	(4)	$1,094,854
Gordon Hardie	—		—		—	—		—

(1)	The amount set forth is included in the "All Other Compensation" column of the Summary Compensation Table on page 48 of this proxy statement.

(2)	Amounts as shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.0218 U.S. dollars per Swiss franc as of December 31, 2017.

(3)
The amount set forth represents a portion of the 2017 Product Line Incentive Award mandatorily deferred and included in the "Non Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 48 of this proxy statement. The amount is payable in three equal annual installments beginning on March 31, 2019, subject to reduction or forfeiture as described in Annual Product Line Incentive Awards on page 36 of this proxy statement.

(4)	Represents a portion of the supplemental annual incentive award previously made to Mr. Thomsen for performance year 2015 that was mandatorily deferred. This amount was paid on March 31, 2017.
401(K) PLAN
The Company sponsors the 401(k) Plan, a tax qualified retirement plan that covers substantially all of Bunge's U.S. based salaried and non union hourly employees. Participants may contribute up to 50% of their compensation on a before tax basis into their 401(k) Plan accounts. In addition, the Company matches an amount equal to 100% for each dollar contributed by participants on the first 3% of their regular earnings and 50% for each dollar contributed on the next 2% of their regular earnings.
Because the 401(k) Plan is a tax qualified retirement plan, the Internal Revenue Code limits the "additions" that can be made to a participant's 401(k) plan account each year (for 2017, $60,000 including catch-up contributions). "Additions" include Company matching contributions and before tax contributions made by a participant. In addition, the Internal Revenue Code limits the amount of annual compensation that may be taken into account in computing benefits under the 401(k) Plan. In 2017, this compensation limit was $270,000. Participants may also direct the investment of their 401(k) Plan accounts into several investment alternatives, including a Bunge common share fund.
EXCESS CONTRIBUTION PLAN
The Company sponsors the Excess Contribution Plan, which is a non tax qualified defined contribution plan that is designed to restore retirement benefits that cannot be paid from the 401(k) Plan due to Internal Revenue Code limits. Participants in the 401(k) Plan are eligible to participate in the Excess Contribution Plan, provided that their 401(k) Plan benefits are limited by the Internal Revenue Code.
The amounts shown as "Registrant Contributions" represent Company matching contributions made under the Excess Contribution Plan to the Named Executive Officers and are also reported in the "All Other Compensation" column of the Summary Compensation Table. The benefit provided under the Excess Contribution Plan is equal to the difference between the benefit that would have been earned under the 401(k) Plan, without regard to any Internal Revenue Code limits, and the actual benefit provided under the 401(k) Plan. A Participant's account balance is credited with the same investment return as the investment alternatives he or she selected under the 401(k) Plan (including the Bunge common share fund).
Payments are made from the Company's general assets in a lump sum cash payment following a participant's termination of employment, subject to applicable restrictions set forth in Section 409A of the Internal Revenue Code.
BUNGE LIMITED EMPLOYEE DEFERRED COMPENSATION PLAN (THE "DEFERRED COMPENSATION PLAN")
The Deferred Compensation Plan, which is a non tax qualified deferred compensation plan, is designed to provide participants with an opportunity to defer receipt of current income into the future on a tax deferred basis. Amounts deferred into the Deferred Compensation Plan are shown as "Executive Contributions" and are reported in the Summary Compensation Table and, in the case of PBRSUs, have previously been reported.
Eligible employees (including the Named Executive Officers) who meet the minimum base salary level may participate in the Deferred Compensation Plan. For 2017, the minimum base salary level required to participate in the Deferred Compensation Plan was $270,000.
The Deferred Compensation Plan allows participants to voluntarily defer from 1% to 10% of their base salary and 10% to 100% of their annual incentive compensation and PBRSUs. Gains and losses are credited based on a participant's election of a variety of deemed investment choices.
Subject to the applicable restrictions set forth in Section 409A of the Internal Revenue Code, a Participant may elect to defer receipt of income for any period not less than 36 months from the date of deferral and will receive a distribution of his or her account following the end of his or her elected deferral period or death. Subject to applicable restrictions set forth in Section 409A of the Internal Revenue Code, participants may elect to receive payment of their deferred account balance in a lump sum or in up to 25 annual installments. Distributions of a participant's account are made in cash and from Bunge's general assets.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL
The Company has entered into certain agreements and maintains certain plans that will require us to provide compensation to the Named Executive Officers in the event of certain terminations of employment. The amount of compensation payable to the Named Executive Officer in each situation is shown in the table below. The amounts assume that the respective termination of employment event occurred on December 31, 2017.
These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment. The amounts are in addition to (i) vested or accumulated benefits generally under Bunge's defined benefit pension plans, 401(k) plans, and non qualified deferred compensation plans, which are set forth in the disclosure tables above; (ii) benefits paid by insurance providers under life and disability insurance policies; and (iii) benefits generally available to U.S. salaried employees, such as accrued vacation.
Unless stated otherwise, the value of unvested and accelerated stock options shown in the tables below have been determined by multiplying (i) the number of unvested stock options that would have been accelerated by (ii) the difference between (x) the exercise price of the stock option and (y) the average of the high and low sale prices of Bunge's common shares on December 29, 2017 ($67.50). Likewise, the value of unvested restricted stock unit awards shown in the tables below have been determined by multiplying (i) the number of unvested restricted stock units that would have been accelerated by (ii) the average of the high and low sale prices of Bunge's common shares on December 29, 2017.

Name	Executive Benefits and Payments Upon Termination (1)	Death, Disability or Retirement ($)	Termination without Cause or Resignation for Good Reason ($)	Change of Control followed by Termination without Cause or Resignation for Good Reason ($)
Soren Schroder	Cash Compensation (2)
	Severance	$0	$7,420,000	$10,140,000
	Medical Continuation	$0	$10,368	$31,105
	Equity Incentive Plan (3)
	Performance-Based Restricted Stock Units
	2016-2018	$3,702,172	$6,050,565	$6,050,565
	2017-2019	$1,271,893	$4,673,565	$4,673,565
	Stock Options Unvested and Accelerated	$2,672,577	$2,672,577	$2,672,577
	Time-Based RSUs Unvested and Accelerated	$0	$0	$0
	Total	$7,646,642	$20,827,075	$23,567,812
Thomas Boehlert	Cash Compensation (4)
	Severance	$0	$1,360,000	$2,720,000
	Equity Incentive Plan (3)
	Performance-Based Restricted Stock Units
	2016-2018	$359,239	$359,239	$587,115
	2017-2019	$289,895	$289,895	$1,065,218
	Stock Options Unvested and Accelerated	$0	$0	$0
	Time-Based RSUs Unvested and Accelerated	$0	$0	$0
	Total	$649,134	$2,009,134	$4,372,333
Raul Padilla	Cash Compensation (5)
	Severance	$0	$2,292,180	$4,584,360
	Equity Incentive Plan (3)
	Performance-Based Restricted Stock Units
	2016-2018	$1,076,148	$1,076,148	$1,758,780
	2017-2019	$355,347	$355,347	$1,305,720
	Stock Options Unvested and Accelerated	$772,707	$386,371	$772,707
	Time-Based RSUs Unvested and Accelerated	$0	$0	$0
	Total	$2,204,202	$4,110,046	$8,421,567
Brian Thomsen	Cash Compensation (6)
	Severance	$0	$2,043,600	$4,087,200
	Equity Incentive Plan (3)
	Performance-Based Restricted Stock Units
	2016-2018	$946,958	$946,958	$1,547,640
	2017-2019	$317,964	$317,964	$1,168,358
	Stock Options Unvested and Accelerated	$691,378	$345,689	$691,378
	Time-Based RSUs Unvested and Accelerated	$0	$0	$0
	Total	$1,956,300	$3,654,211	$7,494,576
Gordon Hardie	Cash Compensation (7)
	Severance	$0	$1,400,000	$2,800,000
	Equity Incentive Plan (3)
	Performance-Based Restricted Stock Units
	2016-2018	$946,958	$946,958	$1,547,640
	2017-2019	$317,964	$317,964	$1,168,358
	Stock Options Unvested and Accelerated	$691,378	$345,689	$691,378
	Time-Based RSUs Unvested and Accelerated	$107,657	$107,657	$263,723
	Total	$2,063,957	$3,118,268	$6,471,099

(1)
Total does not include vested amounts or accumulated benefits through December 31, 2017, including vested stock options, accumulated retirement benefits and amounts under deferred compensation plans, as those amounts are set forth in the disclosure tables above.

(2)	For purposes of this table, Mr. Schroder's compensation for 2017 is as follows: base salary equal to $1,300,000 and a target annual bonus equal to $2,080,000.

(3)	For disclosure purposes only, we have assumed that target performance measures were achieved for performance based awards as of December 31, 2017.

(4)
For purposes of this table, Mr. Boehlert's compensation for 2017 is as follows: base salary equal to $680,000 and a target annual bonus equal to $680,000. Pursuant to Mr. Boehlert's employment offer letter dated December 7, 2016, if his employment with the Company is terminated by the Company without “Cause” or he resigns for “Good Reason,” he is entitled to a payment equal to 12 months of his then base salary, plus 12 months of his target AIP award. In addition, Mr. Boehlert will receive his pro rated AIP award for the year in which his employment is terminated based on the Company and individual performance goals achieved for the performance period. Such benefits would be contingent upon delivery of a release of any employment related claims against the Company in a form mutually agreeable to Mr. Boehlert and the Company.

(5)
For purposes of this table, Mr. Padilla's compensation for 2017 is as follows: base salary equal to $1,146,090 and a target annual bonus equal to $1,146,090. Pursuant to Mr. Padilla's employment offer letter effective as of July 1, 2010, if his employment is terminated under circumstances that would call for severance pay under the Company's severance program, he is entitled to the greater of (i) the standard severance benefits of the Company at the time of termination or (ii) a payment equivalent to 12 months of his then base salary, plus 12 months of his target AIP award. In addition, if the termination is not performance related, Mr. Padilla will receive his pro rated AIP award for the year in which his employment is terminated. Such benefits would be contingent upon delivery of a release of any employment related claims against the Company in a form mutually agreeable to Mr. Padilla and the Company. Amounts shown have been converted from Brazilian reais to U.S. dollars at the exchange rate of 0.3020 U.S. dollars per Brazilian real as of December 31, 2017.

(6)
For purposes of this table, Mr. Thomsen's compensation for 2017 is as follows: base salary equal to $817,440 and a target annual bonus equal to $1,226,160. Pursuant to Mr. Thomsen's employment offer letter effective April 11, 2014, if his employment is terminated under circumstances that would call for severance pay under the Company's severance program, he is entitled to the greater of (i) the standard severance benefits of the Company at the time of termination or (ii) a payment equivalent to 12 months of his then base salary, plus 12 months of his target AIP award. In addition, if the termination is not performance related, Mr. Thomsen will receive his pro rated AIP award for the year in which his employment is terminated. Such benefits would be contingent upon delivery of a release of any employment related claims against the Company in a form mutually agreeable to Mr. Thomsen and the Company. Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.0218 U.S. dollars per Swiss franc as of December 31, 2017.

(7)
For purposes of this table, Mr. Hardie's compensation for 2017 is as follows: base salary equal to $700,000 and a target annual bonus equal to $700,000. Pursuant to Mr. Hardie's offer letter effective June 14, 2011, if his employment is terminated under circumstances that would call for severance pay under the Company's severance program, he is entitled to the greater of (i) the standard severance benefits of the Company at the time of termination or (ii) a payment equivalent to 12 months of his then base salary, plus his target AIP award. In addition, if the termination is not performance related, Mr. Hardie will receive his pro rated AIP award for the year in which his employment is terminated. Such benefits would be contingent upon delivery of a release of any employment related claims against the Company in a form mutually agreeable to Mr. Hardie and the Company.

ADDITIONAL INFORMATION REGARDING POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL
Schroder Employment Agreement
On February 6, 2013, Bunge entered into an employment agreement with Mr. Schroder in connection with his promotion to CEO.
In the event of Mr. Schroder's termination without "Cause" or his resignation for "Good Reason" before a "Change of Control," his severance will be equal to:

•
two times the sum of the highest base salary paid to him over the two year period immediately prior to his termination of employment and the average of the annual cash bonus paid over such two year period, payable in monthly installments over 24 months (the "severance period");

•	a lump sum payment equal to a pro rata portion of the annual bonus he would have been entitled to receive for the performance period had he remained employed;

•
continuation, at his own expense, of health and medical insurance coverage under COBRA and, if he is not eligible under the Company's retiree medical plan, a payment equal to the after tax cost of obtaining coverage for the period between the end of the COBRA continuation period and the completion of the applicable severance period; provided, however, if he is eligible under the retiree medical plan and elects to immediately begin his benefit under the Company's pension plan, in lieu of such continuation coverage, he shall be eligible to enroll in the retiree medical plan at his own expense;

•	immediate vesting of entitlement to receive retiree medical and life insurance coverage offered to senior executives (if any);

•	immediate vesting of any service or performance requirements (to the extent performance is satisfied as of termination) in respect of any equity based award; and

•	without duplication of the above, benefits due to other senior executives upon termination.
In the event of Mr. Schroder's resignation for Good Reason or termination without Cause during a "Change of Control Period," he will be entitled to the same severance benefit as set forth above, except that for purposes of determining the payment amount for the severance period, he will be entitled to receive three times the sum of the highest base salary paid to him over the three year period immediately prior to his termination and the target annual cash bonus in effect at the time of his termination, payable in monthly installments over a 36 month period.
If Mr. Schroder's employment terminates due to "Disability," he will be entitled to his pro rata bonus due for the year in which such Disability occurs.
If Mr. Schroder's employment terminates due to his death, his estate is entitled to his pro rata bonus due for the year in which his death occurs.
As a condition to receiving the severance benefits, Mr. Schroder will continue to be bound by the terms of the non competition and non-solicitation provisions contained in the employment agreement for 18 months following the date of his termination of employment for any reason and by the terms of the confidentiality provision indefinitely. Mr. Schroder must also execute and deliver a general mutual release of claims against the Company and its subsidiaries.
The following definitions are provided in Mr. Schroder's employment agreement for certain of the terms used in this description:
"Cause" means Mr. Schroder's termination of employment by the Company for any of the following reasons: (a) any willful act or omission or any act of gross negligence that constitutes a material breach of the agreement; (b) willful and continued failure or refusal to substantially perform his duties; (c) willful and material violation of any law or regulation applicable to the Company and its subsidiaries that could reasonably be expected to have an adverse impact on its business or reputation; (d) conviction of, or a plea to, a felony, or any willful fraud; or (d) any other willful misconduct that is materially injurious to the financial condition, business or reputation of, or is otherwise materially injurious to, the Company and its subsidiaries.
"Good Reason" means a resignation by Mr. Schroder for any of the following reasons: (a) a failure to pay material compensation that is due and payable; (b) a material diminution of his authority, responsibilities or positions under the agreement; (c) the occurrence of acts or conduct that prevent or substantially hinder him from performing his duties or responsibilities; or (d) if immediately prior to the Change of Control Period, his principal place of employment is located within the metropolitan New York area, any relocation during the Change of Control Period outside of the metropolitan New York area.
"Disability" means a physical or mental disability or infirmity, as determined by a physician selected by the Company, that prevents (or, in the opinion of such physician, is reasonably expected to prevent) the normal performance of duties as an employee of the Company for any continuous period of 180 days or for 180 days during any one 12 month period.
"Change of Control" means the occurrence of any of the following events: (a) the acquisition by any person of 35% or more of the Company's common shares; (b) a change in a majority of the members of the Board of Directors without approval of the existing Board members; or (c) a merger, amalgamation or consolidation of the Company, a disposition of all or substantially all of the Company's assets or the acquisition of assets of another corporation, except if it would result in continuity of the Company's shareholders of more than 50% of the then outstanding common shares and outstanding voting securities, as the case may be.
"Change of Control Period" means the period beginning on the date of the Change of Control and ending 30 months later, and can include the 12 month period immediately preceding such Change of Control, if Mr. Schroder is terminated without Cause during this 12 month period and there is a reasonable basis to conclude such termination was at the request or direction of the acquirer.
Change of Control Severance Agreements
On November 1, 2017, Bunge entered into change of control severance agreements with each of the Named Executive Officers, other than Mr. Schroder whose existing employment agreement contains a change of control provision. The change of control severance agreements provide for cash severance benefits in the event that an executive’s employment is terminated by Bunge or a successor without “cause” or by the executive for “good reason,” in each case before the second anniversary of a “change of control” of the Company, as those terms are defined in the agreements.
The change of control severance agreements provide that, upon a qualifying termination, the executive would be entitled to a lump sum payment equal to (i) 24 months of the executive’s base salary in effect immediately prior to the termination date, and (ii) an amount equal to two times the executive’s annual target bonus for the year in which the termination occurs.
In addition, the executive will be entitled to receive accelerated vesting of all outstanding equity awards, with any stock options remaining exercisable for the remainder of their full term, and with unvested performance-based equity awards deemed vested at the greater of (i) actual performance or (ii) target levels with respect to performance goals or other vesting criteria.
As a condition to receiving the severance benefits, an executive must timely execute and deliver a general release of claims against Bunge. Executives are bound by an 18-month non-competition covenant. The agreements do not provide for a tax gross-up.
Equity Acceleration Under the Equity Incentive Plans
Under the 2009 Equity Incentive Plan and the 2016 Equity Incentive Plan, a participant's equity award will be subject to the following treatment upon a termination of employment (except as otherwise may be provided under an individual award agreement or employment agreement):

•
In the event of a termination of employment due to death, disability or retirement (age 65 or age 55 with 10 years of service), an individual's stock options granted (i) under the 2009 Equity Incentive Plan will become fully vested and immediately exercisable and (ii) under the 2016 Equity Incentive Plan will vest pro rata through the date of termination. Disability has the same meaning as under the Company long term disability plan for all awards except incentive stock options, for which disability means permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code.

•
In the event of a termination of employment without Cause, all stock options granted (i) under the 2009 Equity Incentive Plan that would have vested in the 12 month period following termination of employment will immediately vest and become exercisable and (ii) under the 2016 Equity Incentive Plan will vest pro rata through the date of termination.

Generally, for all terminations of employment other than for Cause or voluntary resignation, all time based and performance based restricted stock unit awards vest pro rata through the date of termination (for performance based restricted stock unit awards, subject to satisfaction of applicable performance goals and a minimum one year service period).
Upon a change of control of the Company, outstanding equity awards under the 2009 Equity Incentive Plan and the 2016 Equity Incentive Plan will be subject to the terms and conditions of the Schroder Employment Agreement and the Change of Control Severance Agreements, respectively.

SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS
The following table sets forth information regarding the beneficial ownership of our common shares by each member of our Board, each executive officer and our directors and executive officers as a group as of March 15, 2018, based on 140,893,215 shares issued and outstanding.
All holders of our common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares, and the voting rights attached to common shares held by our directors, executive officers or major shareholders do not differ from those that attach to common shares held by any other holder.
Under Rule 13d-3 of the Exchange Act, "beneficial ownership" includes shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not the shares are held for the individual's benefit.

	Amount and Nature of Beneficial Ownership
		(Number of Shares)
Beneficial Owner	Direct or Indirect(1)	Voting or Investment Power(2)	Right to Acquire(3)	Percent of Class
Soren Schroder	88,383	—	482,157	*
Ernest G. Bachrach	79,776	—	—	*
Vinita Bali	—	—	—	*
Enrique H. Boilini	66,818	—	—	*
Carol M. Browner	9,549	—	—	*
Paul Cornet de Ways-Ruart	3,765	107,700	—	*
Andrew Ferrier	10,793	—	—	*
Andreas Fibig	1,825	—	—	*
Kathleen Hyle	11,736	—	—	*
L. Patrick Lupo	35,201	—	—	*
John E. McGlade	5,697	—	—	*
Thomas M. Boehlert	—	—	13,666	*
Deborah Borg	8,535	—	29,166	*
Gordon Hardie	17,140	—	161,632	*
David G. Kabbes	7,549	—	75,899	*
Raul Padilla	71,852	—	279,832	*
Brian Thomsen	40,349	—	150,082	*
All directors and executive officers as a group (17 persons)	458,968	107,700	1,192,434	1.25%

*Less than 1%.

(1)	These shares are held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account or in a family trust.

(2)
This column includes other shares over which directors and executive officers have or share voting or investment power, including shares directly owned by certain relatives or corporate entities with whom they are presumed to share voting and/or investment power.

(3)
This column includes shares which executive officers have a right to acquire through the exercise of stock options granted under Bunge's Equity Incentive Plans that have vested or will vest within sixty (60) days of March 15, 2018.

The following table sets forth information regarding the beneficial ownership of our common shares by persons or groups known to Bunge to be beneficial owners of more than 5% of our issued and outstanding common shares.

Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares Outstanding on December 31, 2017
BlackRock, Inc.(1)	9,740,077	6.9%
The Vanguard Group(2)	13,550,879	9.6%
T. Rowe Price Associates, Inc.(3)	15,735,004	11.1%

(1)
Based on information filed with the SEC on Schedule 13G/A on January 30, 2018: BlackRock, Inc. reported beneficial ownership of 9,740,077 shares, sole voting power as to 8,283,642 of the shares and sole dispositive power as to 9,740,077 of the shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(2)
Based on information filed with the SEC on Schedule 13G/A on February 8, 2018: (i) The Vanguard Group reported beneficial ownership of 13,550,879 shares, sole voting power as to 104,538 of the shares, shared voting power as to 27,643 of the shares, sole dispositive power as to 13,416,852 of the shares and shared dispositive power as to 134,027 of the shares, (ii) Vanguard Fiduciary Trust Company reported beneficial ownership of 63,860 shares and (iii) Vanguard Investments Australia, Ltd. reported beneficial ownership of 110,021 shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Based on the information filed with the SEC on Schedule 13G/A on February 12, 2018: T. Rowe Price Associates, Inc. reported beneficial ownership of 15,735,004 shares, sole voting power as to 5,991,812 of the shares and sole dispositive power as to 15,708,553 of the shares. The principal business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

AUDIT COMMITTEE REPORT
Bunge's Audit Committee is composed of five independent directors, all of whom are financially literate. In addition, Bunge's Board has determined that each of Mr. Boilini and Ms. Hyle qualifies as an audit committee financial expert as defined under Item 407 of Regulation S-K of the Securities Act of 1933, as amended. The Audit Committee operates under a written charter, which reflects NYSE listing standards and Sarbanes-Oxley Act requirements regarding audit committees. A copy of the charter is available on Bunge's website at www.bunge.com.
The Audit Committee's primary role is to assist the Board in fulfilling its responsibility for oversight of (1) the quality and integrity of Bunge's financial statements and related disclosures, (2) Bunge's compliance with legal and regulatory requirements, (3) Bunge's independent auditors' qualifications, independence and performance and (4) the performance of Bunge's internal audit and control functions.
Bunge's management is responsible for the preparation of its financial statements, its financial reporting process and its system of internal controls. Bunge's independent auditors are responsible for performing an audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), and issuing an opinion as to the conformity of those audited financial statements to U.S. generally accepted accounting principles. The Audit Committee monitors and oversees these processes.
The Audit Committee has adopted a policy designed to increase its oversight of Bunge's independent auditor. Under the policy, the Audit Committee approves all audit, audit-related services, tax services and other services provided by the independent auditor. In addition, any services provided by the independent auditor that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. The Audit Committee's charter also ensures that the independent auditor discusses with the Audit Committee important issues such as internal controls, critical accounting policies, instances of fraud and the consistency and appropriateness of Bunge's accounting policies and practices.
The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP, Bunge's independent auditors, the audited financial statements as of and for the year ended December 31, 2017. In addition, the Audit Committee met regularly with management and Deloitte & Touche LLP to discuss the results of their evaluations of Bunge's internal controls and the overall quality of Bunge's financial reporting. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended, as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding Deloitte & Touche LLP's communications with the Audit Committee concerning independence and has discussed with them their independence from Bunge and its management. The Audit Committee also considered whether the non-audit services provided by Deloitte & Touche LLP to Bunge during 2017 were compatible with their independence as auditors.
Based on these reviews and discussions, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Bunge's Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.
Members of the Audit Committee
Kathleen Hyle, Chair
Enrique H. Boilini
Carol M. Browner
Paul Cornet de Ways-Ruart
Andreas Fibig

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD TO DETERMINE THE INDEPENDENT AUDITORS' FEES
General
Our Board has recommended and asks that you appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2018 and authorize the Audit Committee of the Board to determine the independent auditors' fees. You would be acting based on the recommendation of our Audit Committee. Pursuant to Bermuda law and our bye-laws, an auditor is appointed at the annual general meeting or at a subsequent general meeting in each year and shall hold office until a successor is appointed.
The affirmative vote of a majority of the votes cast on the proposal is required to make such appointment. If you do not appoint Deloitte & Touche LLP, our Board will reconsider its selection of Deloitte & Touche LLP and make a new proposal for independent auditors.
Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the "Deloitte Entities") have audited our annual financial statements since our 1996 fiscal year.
Representatives of the Deloitte Entities are expected to be present at the Annual General Meeting and will have the opportunity to make a statement if they desire to do so. We also expect that they will be available to respond to questions.
Fees
The chart below sets forth the aggregate fees for professional services rendered by the Deloitte Entities for services performed in each of 2017 and 2016, and breaks down these amounts by category of service:

	2017	2016
Audit Fees	$14,698,000	$13,567,000
Audit-Related Fees	329,513	501,549
Tax Fees	222,454	238,239
All Other Fees	—	—
Total	$15,249,967	$14,306,788
Audit Fees
Audit fees are fees billed for the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting and the reviews of our quarterly financial statements. Additionally, audit fees include comfort letters, statutory audits, consents and other services related to SEC matters.

Audit-Related Fees
For 2017 and 2016, audit-related fees principally included fees for statutory attestation services in Argentina and certain other agreed-upon procedures engagements.
Tax Fees
Tax fees in 2017 and 2016 primarily related to tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and review amounts to be included in tax filings.
All Other Fees
No fees were paid to the Deloitte Entities in 2017 and 2016 for any other professional services.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy for pre-approval of all audit services, audit-related services, tax services and other services provided by our independent auditors. Pre-approval is detailed as to particular types of services and is subject to specific fee levels. The independent auditor and management are required to periodically report to the audit committee regarding the services that have been provided to the Company in accordance with this pre-approval policy.
All of the services relating to the fees described in the table above were pre-approved by our Audit Committee. In making its recommendation to appoint Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2018, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with Deloitte & Touche LLP's independence.
OUR BOARD RECOMMENDS THAT, BASED ON THE RECOMMENDATION OF THE AUDIT COMMITTEE, YOU VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018 AND THE AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD TO DETERMINE THE INDEPENDENT AUDITORS' FEES.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to the rules of the SEC, Bunge is required to provide shareholders with a non-binding advisory "say-on-pay" vote to approve the compensation of our Named Executive Officers as disclosed in the Compensation Discussion & Analysis ("CD&A"), related compensation disclosure tables and narrative disclosures that accompany the compensation disclosure tables in this proxy statement. The Board recognizes the importance of our shareholders' opportunity to cast an advisory say-on-pay vote as a means of expressing views regarding the compensation of our Named Executive Officers. In 2017, over 90% of the shares voted on the say-on-pay proposal were voted "for" the proposal.
Bunge's compensation philosophy is to pay for performance, support Bunge's business goals, align the interests of management and our shareholders and offer competitive compensation arrangements to attract, retain and motivate high-caliber executives. As discussed in the CD&A, we have provided shareholders with a description of our executive compensation program, including the philosophy underpinning the program, the individual elements of the compensation program, and how our compensation program is administered. Our executive compensation program consists of elements designed to complement each other and reward achievement of short-term and long-term objectives by linking compensation to key performance metrics. We have chosen the selected metrics to align executive compensation to the achievement of strong financial performance and the creation of shareholder value. Our Compensation Committee regularly reviews our executive compensation program to ensure alignment with our business strategy and compensation philosophy. Additionally, our executive compensation program has been designed to appropriately balance risks and rewards and discourage excessive risk-taking by our executives.
For the reasons highlighted above, and more fully discussed in the CD&A, the Board unanimously recommends that shareholders vote in favor of the following advisory resolution:
"RESOLVED, that the shareholders approve the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S- K, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosure in this Proxy Statement."
You may vote "for" or "against" this proposal, or you may abstain from voting. Although the vote on this Proposal 3 is advisory and non-binding, the Compensation Committee and the Board will review the voting results on the proposal and will consider shareholder views in connection with our executive compensation program.
OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policy for the Review and Approval of Related Person Transactions
Various policies and procedures of our Company, including our Code of Conduct, Corporate Governance Guidelines and annual questionnaires and/or certifications completed by our directors and executive officers, require disclosure of and/or otherwise identify transactions or relationships that may constitute conflicts of interest or may require disclosure under applicable SEC rules as "related person transactions" between Bunge and related persons. Our Corporate Governance and Nominations Committee has adopted a written policy for the review and approval of related person transactions. The policy is designed to operate in conjunction with and as a supplement to the provisions of our Code of Conduct.
Under the policy, our Legal Department will review all actual and proposed related person transactions presented to or identified by it and then present any transaction in which a related person is reasonably likely to have a direct or indirect material interest to the Corporate Governance and Nominations Committee for review and approval or ratification. In determining whether to approve or ratify a related person transaction, the Corporate Governance and Nominations Committee will consider all the available and relevant facts and circumstances, including, but not limited to, (a) whether the transaction was the product of fair dealing, (b) the terms of the transaction and whether similar terms would have been obtained from an arms' length transaction with a third party and (c) the availability of other sources for comparable products or services. The policy also identifies certain types of transactions that our Board has identified as not involving a direct or indirect material interest and are, therefore, not considered related person transactions for purposes of the policy. For purposes of the policy, the terms "related person" and "transaction" have the meanings contained in Item 404 of Regulation S-K of the SEC.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and certain persons who own 10 percent or more of its common shares to report their holdings and transactions in Bunge's common shares with the SEC and to furnish Bunge with copies of the reports.
Based solely upon a review of copies of reports filed pursuant to Section 16(a) of the Exchange Act, or written representations from persons required to file such reports, we believe that all filings required to be made during the fiscal year ended December 31, 2017 were timely made in accordance with the requirements of the Exchange Act with the exception of a late Form 4 report filed for Earnest Bachrach on February 5, 2018 to report the settlement of 12,958 phantom stock units under the Company Deferred Compensation Plan for Non-Employee Directors on December 15, 2017.

SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL GENERAL MEETING OF SHAREHOLDERS
To be considered for inclusion in Bunge's proxy statement for the Company's Annual General Meeting of Shareholders in 2019 (the "2019 Annual General Meeting"), presently anticipated to be held on May 23, 2019, shareholder proposals must be received by Bunge no later than December 14, 2018. In order to be included in Bunge sponsored proxy materials, shareholder proposals will need to comply with the SEC's Rule 14a-8. If you do not comply with Rule 14a-8, we will not be required to include the proposal in the proxy statement and the proxy card we will mail to our shareholders. Shareholder proposals should be sent to Bunge's Secretary at Bunge Limited, 50 Main Street, White Plains, New York 10606, U.S.A., Attention: Secretary.
Shareholders may also make proposals that are not intended to be included in Bunge's proxy statement for the 2019 Annual General Meeting pursuant to our bye-laws. Nomination of candidates for election to the Board or other business may be proposed to be brought before the 2019 Annual General Meeting by any person who is a registered shareholder on the date of the giving of the notice of such proposals and on the record date for the determination of shareholders entitled to receive notice of and vote at the 2019 Annual General Meeting. Notice must be given in writing and in proper form in accordance with our bye-laws to the Secretary of Bunge at Bunge's registered office at Bunge Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, with a copy to us at 50 Main Street, White Plains, New York 10606, U.S.A., Attention: Secretary, not later than December 14, 2018.
In addition, shareholders may submit proposals on matters appropriate for shareholder action at the Annual General Meeting of Shareholders in accordance with Sections 79 and 80 of the Companies Act 1981 of Bermuda. To properly submit such a proposal, either at least 100 shareholders or any number of shareholders who represent at least 5% of the total voting rights of our voting shares must notify us in writing of their intent to submit a proposal. In accordance with Bermuda law, any such shareholder proposal to be voted on at the 2019 Annual General Meeting and at future annual general meetings must be received by us no later than six weeks prior to the annual general meeting date. Please deliver any such proposal to Bunge Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Attention: Secretary, with a copy to us at 50 Main Street, White Plains, New York 10606, U.S.A., Attention: Secretary.

DIRECTIONS TO ANNUAL GENERAL MEETING
The Annual General Meeting will be held at 10:00 am, Eastern Time, on May 24, 2018 at the Sofitel Hotel, 45 West 44th Street, New York City. The telephone number is (212) 354-8844 and the fax number is (212) 354-2480.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS
A copy of our 2017 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, is enclosed with these proxy materials. Our Annual Report on Form 10-K is also available to shareholders free of charge on our website at www.bunge.com under the captions "Investors — SEC Filings" or by writing to us at 50 Main Street, White Plains, New York 10606, U.S.A., Attention: Investor Relations.

OTHER MATTERS
We know of no other business that will be brought before the Annual General Meeting. If any other matter or any proposal should be properly presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such proposal at their discretion and in accordance with their best judgment.
By order of the Board of Directors.

Carla L. Heiss Secretary
April 12, 2018

APPENDIX A — CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE
In order to qualify as independent, the Board must determine that a director has no material relationship with Bunge.
(1)           A director will not be independent if:

•	the director was employed by Bunge or an immediate family member of the director was an executive officer of Bunge within the preceding three years,

•
(i) the director is a current partner or employee of a firm that is Bunge's external auditor; (ii) the director has an immediate family member who is a current partner of such firm; (iii) the director has an immediate family member who is a current employee of such firm and personally works on Bunge's audit; or (iv) the director or the director's immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Bunge's audit within that time,

•
a present executive officer of Bunge serves or served on the compensation committee of the Board of directors of a company which employed the director or which employed an immediate family member of the director as an executive officer within the preceding three years,

•
the director or the director's immediate family member received, during any 12-month period within the preceding three years, more than $120,000 per year in direct compensation from Bunge other than director and committee fees and pension or other forms of deferred compensation for prior service, provided that such compensation is not contingent on continued service, or

•
the director is a current employee, or the director's immediate family member is a current executive officer, of another company and the other company made payments to, or received payments from, Bunge for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1,000,000 or 2% of such other company's consolidated gross revenues.

(2)           In addition, in order to assist it in determining what constitutes a material relationship, the Board has adopted the following categorical standards for relationships that, subject to paragraph (1) above, will not be deemed to impair a director's independence:

•
the director or the director's immediate family member is a director or executive officer of, or employed by, another company that sells to or purchases from Bunge agricultural commodity, fertilizer or other products or services in the ordinary course of business, provided that such transactions are on arm's length terms,

•
the director or the director's immediate family member holds a beneficial interest in an enterprise which sells to or purchases from Bunge agricultural commodity, fertilizer or other products or services in the ordinary course of business, provided that such transactions are on arm's length terms,

•
the director or the director's immediate family member serves as an officer, director or trustee of a charitable, educational or other not-for-profit organization, and Bunge's donations to the organization or commercial relationships with the organization, as the case may be, are less than the greater of $1 million or 2% of that organization's annual gross revenues, and

•	transactions or relationships that ended prior to the beginning of Bunge's most recently completed three-year fiscal period.
For purposes of these standards, immediate family members include a director's spouse, parents, children, siblings, mothers- and fathers-in- law, sons- and daughters-in-law, brothers- and sisters-in- law, and anyone (other than domestic employees) who shares the director's home. However, when applying the three-year look back provisions in the categories set forth above, individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated are not included.
For relationships not covered by the foregoing standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the above independence standards. The Board's determination of each director's independence will be disclosed annually in Bunge's proxy statement.

A-1

APPENDIX B — DEFINITION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The following information provides definitions and reconciliations of non-GAAP financial measures used in this proxy statement. These measures are not intended to replace or be alternatives to GAAP financial measures.
Funds from Operations Adjusted (Adjusted FFO)
Funds from Operations Adjusted (Adjusted FFO) is calculated as cash flow from operations before working capital changes and before foreign exchange loss (gain) on debt. Adjusted FFO is a non-U.S. GAAP financial measure, the most directly comparable U.S. GAAP financial measure is cash provided by (used for) operating activities. Bunge’s management believes this is a useful measure of its cash generation, since it excludes the impact of commodity price volatility, which can cause working capital levels to vary significantly from period-to-period.
Below is a reconciliation of cash provided by (used for) operating activities to Adjusted FFO.

(US $ in millions)	December 31, 2017
Cash provided by (used for) operating activities	$1,006
Foreign exchange (loss) gain on debt	(21)
Working capital changes	(101)
Adjusted FFO	$884
Return on Invested Capital (ROIC)
Bunge calculates return on invested capital (ROIC) by dividing return after income tax, adjusted by the quarter ended average total capital for the trailing four quarters preceding the reporting date. Return after income tax, adjusted is calculated as income from continuing operations before income tax, including noncontrolling interest for each of the trailing four quarters plus the related interest expense, times the effective tax rates for those periods. Average total capital is calculated by averaging the totals of the ending balances of shareholders equity, noncontrolling interest and total debt for each quarterly period. Bunge believes that ROIC provides investors with a measure of the return the company generates on the capital invested in its business. Additionally, Bunge uses ROIC as a performance metric for purposes of its executive compensation plans. ROIC is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as an alternative to net income as an indicator of company performance or as an alternative to cash flows from operating activities as a measure of liquidity.

The table below illustrates the calculation of ROIC for the periods presented as of December 31,

(US $ in millions)	2015	2016	2017
Income (loss) from continuing operations before income tax	$1,051	$996	$230
Interest expense	258	234	263
Certain (gains) & charges	(19)	(43)	141
Operating income before income tax	$1,290	$1,187	$634

Tax Rate	27%	24%	13%
Return	$946	$908	$550

Average total capital (1)	$11,344	$12,213	$12,548

ROIC	8.3%	7.4%	4.4%

(1) Trailing four-quarter average of total equity plus total debt.

B-1

BUNGE LIMITED
50 MAIN STREET, 6TH FLOOR
WHITE PLAINS, NY 10606

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E44114-P06992-Z72162

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BUNGE LIMITED

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3 and AGAINST Proposal 4:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Ernest G. Bachrach	☐	☐	☐
1b. Vinita Bali	☐	☐	☐
1c. Enrique H. Boilini	☐	☐	☐
1d. Carol M. Browner	☐	☐	☐
1e. Paul Cornet de Ways-Ruart	☐	☐	☐
1f. Andrew Ferrier	☐	☐	☐
1g. Kathleen Hyle	☐	☐	☐
1h. L. Patrick Lupo	☐	☐	☐
1i. John E. McGlade	☐	☐	☐
1j. Soren Schroder	☐	☐	☐

	For	Against	Abstain
2. To appoint Deloitte & Touche LLP as Bunge Limited's independent auditors for the fiscal year ending December 31, 2018 and to authorize the audit committee of the Board of Directors to determine the independent auditors' fees.	☐	☐	☐
3. Advisory vote to approve executive compensation.	☐	☐	☐
4. Shareholder proposal on supply chain and deforestation.	☐	☐	☐

NOTE: For any other matter properly coming before the Annual General Meeting of Shareholders, this proxy will be voted at the discretion of the proxy holder.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Admission Ticket
2018 Annual General Meeting of
Shareholders of
Bunge Limited
May 24, 2018
10:00 AM, Eastern Time
Sofitel Hotel
45 West 44th Street
New York, NY

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E44115-P06992-Z72162

BUNGE LIMITED
Annual General Meeting of Shareholders
May 24, 2018 10:00 AM
This proxy is solicited on behalf of the Board of Directors of Bunge Limited

The shareholder(s) hereby appoint(s) Soren Schroder, Thomas M. Boehlert, Carla Heiss or David G. Kabbes, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of BUNGE LIMITED that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 10:00 AM, Eastern Time on May 24, 2018, at the Sofitel Hotel, 45 West 44th Street, New York, NY, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side